UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW AMERICA ENERGY CORP.
(Exact Name of Registrant in its Charter)

Nevada	2860	N/A
(State or other Jurisdiction of	(Primary Standard Industrial Classification	(IRS Employer Identification No.)
Incorporation)	Code)

3651 Lindell Rd., Ste D#138, Las Vegas, NV 89103
(800) 508-6149
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies of communications to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee (3)

Common Stock, par value $0.001 per share, issuable pursuant to the Investment Agreement	9,500,000	$0.05	$475,000	$54.44

(1)
We are registering 9,500,000 shares of our common stock (“Shares”) that we will put to Fairhills Capital Offshore Ltd. (“Fairhills” or “Selling Security Holder”) pursuant to an investment agreement (the “Investment Agreement”) between Fairhills and the registrant entered into on March 28, 2012, and as amended on May 1, 2012 and on July 5, 2012. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on July 23, 2012.

(3)
New America Energy Corp. filed a Registration Statement on Form S-1 on June 4, 2012 (File No. 333-181867), which was amended on July 6, 2012 and withdrawn on July 24, 2012 before any part of it was declared effective by the Securities and Exchange Commission.  Pursuant to Rule 457(p), we request that the $76.21 that we paid for the filing fee for the June 4, 2012, Registration Statement be applied to the Registration Statement herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

9,500,000 SHARES OF
NEW AMERICA ENERGY CORP.
COMMON STOCK

This prospectus relates to the resale of up to 9,500,000 shares of common stock, par value $0.001 per share (the “Shares”),  issuable to Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”), a selling stockholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”) that we entered into with Fairhills. The Investment Agreement permits us to “put” shares of our common stock to Fairhills over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Fairhills. Fairhills will bear all costs associated with this registration, except for accounting fees and expenses. Fairhills is deemed an underwriter for our common stock.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Fairhills is paying all of the registration expenses incurred in connection with the registration of the Shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “NECA.” On July 23, 2012, the closing price of our common stock was $0.05 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: _____, 2012

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of New America Energy Corp.  (referred to herein as the “Company,” “NECA”, “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

New America Energy Corp. (formerly “Atheron, Inc.”) was incorporated in Nevada on May 8, 2006, as a development stage company, initially developing a technology for ethanol-methanol gasoline. The Company did not progress the development of this technology.

On November 5, 2010, we underwent a change of control and the Company’s newly appointed sole director and majority shareholder approved a name change to New America Energy Corp. and a twenty-five (25) new for one (1) old forward stock split of the Company’s issued and outstanding shares of common stock, such that its issued and outstanding shares of common stock increased from 2,150,000 to 53,750,000. This forward split did not affect the number of the Company’s authorized common shares, which remains at 75,000,000.

On November 16, 2010, the Nevada Secretary of State accepted for filing the Certificate of Amendment to the Company’s Articles of Incorporation to change our name from Atheron, Inc. to New America Energy Corp. The forward stock split and name change became effective with the Over-the-Counter Bulletin Board at the opening of trading on December 1, 2010, under the Company’s trading symbol “NECA”.

On February 3, 2011 we entered into property acquisition agreements with First Liberty Power Corp. (“FLPC”) and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah known as the “Uravan Property”. On May 31, 2011, we amended the agreement to extend the payment date for an additional 120 days.  The Company did not pay the required option payments under the agreements and the property was lost on September 30, 2011.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. to acquire an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims.

The Company is currently focused exclusively on the acquisition and development of mineral resource properties.

We are considered to be an exploration stage company, as we have not generated any revenues from operations.

Our common stock is traded over-the-counter on the OTCBB under the ticker symbol “NECA.”

On March 28, 2012, we entered into an investment agreement (the “Investment Agreement”) with Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”). Pursuant to the terms of the Investment Agreement, Fairhills has committed to purchase up to Three Million Dollars ($3,000,000) of our common stock over a period of up to thirty-six (36) months.

On May 1, 2012, we entered into an amendment to the Investment Agreement (the “Amendment”). Pursuant to the Amendment, the purchase price of the shares shall be equal to a discount of Twenty-Five percent (25%) percent from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by Fairhills of a put notice (as defined in the Investment Agreement.)

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering Eighteen Million (18,000,000) shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

At an assumed purchase price under the Investment Agreement of $0.04595 (equal to 75% of the closing price of our common stock of $0.0612 on May 25, 2012), we will be able to receive up to $436,525 in gross proceeds, assuming the sale of the entire 9,500,000 Shares being registered hereunder pursuant to the Investment Agreement.  At an assumed purchase price of $0.04595 under the Investment Agreement, we would be required to register 55,788,357 additional shares to obtain the balance of $2,563,475 under the Investment Agreement.  We are currently authorized to issue 75,000,000 shares of our common stock; however our management intends to request that our shareholders approve an increase in our authorized capital stock. Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Investment Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Fairhills will periodically purchase our common stock under the Investment Agreement and will, in turn, sell such shares to investors in the market at the market price.  This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Fairhills to raise the same amount of funds, as our stock price declines.

Effective March 28, 2012, we entered into a debt instrument with Fairhills whereby Fairhills provided us with a $200,000 loan which is due by September 28, 2012, and carries a 2% annual rate of interest.  The note is not convertible into our common stock and we have agreed that we will not use the funds raised in the Fairhills financing to repay this note.  The note was secured by 3,333,333 shares of our restricted common stock owned by our director and officer, Rick Walchuk.  These shares shall be held in escrow by Fairhills’s counsel and will be forfeited to Fairhills if we default on the note.

Midsouth Capital Inc. (“Midsouth”) who brokered the agreement with Fairhills will receive certain commissions for the financings with Fairhills pursuant to an agreement whereby Midsouth is the Company’s non-exclusive financial advisor, investment banker and placement agent for the purpose of assisting the Company to raise capital.  The Company agreed to: (i) issue 80,000 Shares; (ii) a success fee of 10% of the amount for any capital raised; (iii) 150,000 restricted Shares, with piggy back registration rights, per $1,000,000 of capital raised for a period of two years. Pursuant to our agreement with MidSouth we have issued Midsouth 80,000 Shares, and paid them a stock fee of 30,000 additional Shares and a cash fee of $20,000 based on 10% of the initial $200,000 funded by Fairhills.

Where You Can Find Us

Our principal executive office location and mailing address is 3651 Lindell Road, Ste. D#138, Las Vegas, Nevada. Our telephone number is 800-508-6149.

THE OFFERING

Common stock offered by Selling Stockholder	9,500,000 shares of common stock.

Common stock outstanding before the offering	52,692,133 shares of common stock as of the date hereof.

Common stock outstanding after the offering	62,192,133 shares of common stock.

Use of proceeds
We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

OTCBB Trading Symbol	NECA.OB

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Much of the information included in this Prospectus includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements".

RISKS RELATING TO OUR COMPANY

We currently have no source of operating cash flow and we have a history of operating losses.

We have no revenues from operations, our mineral property interests are in the exploration stage and we have a history of operating losses. We will not receive revenues from operations at any time in the near future, and we have no prior year’s history of earnings or cash flow. We have incurred losses. There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations or that we will ever generate positive cash flow from our operations. Further, we can give no assurance that we will attain or sustain profitability in any future period.

We are currently a mining exploration stage company. See “Item 2 Properties” of this Report for more information regarding our mining claims.

According to SEC definitions, our mining claims do not have any proven or probable reserves. A “reserve,” as defined by the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have not carried out any feasibility study with regard to our mining claims. As a result, we currently have no reserves and there are no assurances that we will be able to prove that there are reserves on our mining concessions.

Mineral exploration is highly speculative in nature and there can be no certainty of our successful development of profitable commercial mining operations.

The exploration and development of mineral properties involve significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few explored properties develop into producing mines. Substantial expenses may be incurred to locate and establish mineral reserves, develop metallurgical processes, and construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; metals prices which are highly cyclical; drilling and other related costs that appear to be rising; and government regulations, including those related to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

There is no certainty that the expenditures made by us towards the exploration and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.

The Company may be unable to obtain the funds necessary to finalize our property option agreement.

Under the terms of our option agreement for our mining claims, we are required to expend a total of $1,000,000 on exploration and make property payments of $300,000.   $100,000 was required to be expended prior to May 31, 2012, with a further $200,000 to be expended by May 31, 2013, $300,000 to be expended by May 31, 2014 and the remaining $400,000 to be expended on or before May 31, 2015. We have failed to make the May 31, 2012 payment and are currently in negotiations to extend the payment period. As such, we may be currently in default of the property option agreement. Currently we do not have sufficient funds to expend the exploration funds and property payments required under the option agreement.  We have been successful in obtaining financing for operations by way of loans and financings and we currently have a financing agreement for up to $3,800,000 but as an exploration company it is often difficult to obtain adequate financing when required, and it is not necessarily the case that the terms of such financings will be favorable. If we fail to obtain additional financing on a timely basis, we could forfeit our mineral property interests and/or reduce or terminate operations.

Because our business involves numerous operating hazards, we may be subject to claims of a significant size, which would cost a significant amount of funds and resources to rectify. This could force us to cease our operations.

Our operations are subject to the usual hazards inherent in exploring for minerals, such as general accidents, explosions, chemical exposure and cratering. The occurrence of these or similar events could result in the suspension of operations, damage to or destruction of the equipment involved and injury or death to personnel. Operations also may be suspended because of machinery breakdowns, abnormal climatic conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any such contingency would require us to incur additional costs, which would adversely affect our business.

Damage to the environment could also result from our operations. If our business is involved in one or more of these hazards, we may be subject to claims of a significant size that could force us to cease our operations.

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, state and local agencies. Failure to comply with these rules and regulations can result in substantial penalties. Our cost of doing business may be affected by the regulatory burden on the mineral industry. Although we intend to substantially comply with all applicable laws and regulations, because these rules and regulations frequently are amended or interpreted, we cannot predict the future cost or impact of complying with these laws.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulations could expand and have a greater impact on future mineral exploration operations. Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the costs of which could harm our results of operations. We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and properties are subject to extensive laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to health and safety. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences; (ii) restrict the types, quantities and concentration of various substances that can be released in the environment in connection with exploration activities; (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas; (iv) require remedial measures to mitigate pollution from former operations; and (v) impose substantial liabilities for pollution resulting from our proposed operations.

The exploration of mineral reserves are subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages. Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program. Even though we are at liberty to obtain insurance against certain risks in such amounts we deem adequate, the nature of those risks is such that liabilities could exceed policy limits or be excluded from coverage. We do not currently carry insurance to protect against these risks and there is no assurance that we will obtain such insurance in the future. There are also risks against that we cannot, or may not elect to insure. The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our financial position, future earnings, and/or competitive positions.

The prices of metals are highly volatile and a decrease in metal prices can have a material adverse effect on our business.

The profitability of natural resource operations are directly related to the market prices of the underlying commodities. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations in the metals market from the time exploration for a mine is undertaken and the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop a minerals property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metal prices have decreased. Adverse fluctuations of metals market prices may force us to curtail or cease our business operations.

Mining operations generally involve a high degree of risk.

Mining operations are subject to all the hazards and risks normally encountered in the exploration, development and production of base or precious metals, including unusual and unexpected geological formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Mining operations could also experience periodic interruptions due to bad or hazardous weather conditions and other acts of God. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailing disposal areas, which may result in environmental pollution and consequent liability.

If any of these risks and hazards adversely affect our mining operations or our exploration activities, they may: (i) increase the cost of exploration to a point where it is no longer economically feasible to continue operations; (ii) require us to write down the carrying value of one or more mines or a property; (iii) cause delays or a stoppage in the exploration of minerals; (iv) result in damage to or destruction of mineral properties or processing facilities; and (v) result in personal injury, death or legal liability. Any or all of these adverse consequences may have a material adverse effect on our financial condition, results of operations, and future cash flows.

We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. We will be competing with many exploration companies that have significantly greater personnel, financial, managerial and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials prior to undertaking exploration programs. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials.

We are an exploration stage company, and there is no assurance that a commercially viable deposit or “reserve” exists in the property in which we have claim.

We are an exploration stage company and cannot assure you that a commercially viable deposit, or “reserve,” exists on our mineral properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic and environmental factors. If we fail to find commercially viable deposits, our financial condition and results of operations will be materially adversely affected.

We depend on our officers and directors and the loss of these individuals could adversely affect our business.

Our Company is completely dependent on our two officers and directors, Rick Walchuk and Alexander Tsingos.  We currently have no employees and the loss of either or both of these individuals could significantly and adversely affect our business.  We do not carry any life insurance on our directors and officers.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

Our Common Stock Price May be Volatile

The trading price of our common stock may fluctuate substantially. The price of our common stock, at any given time, may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include the following: (i) price and volume fluctuations in the overall stock market from time to time; (ii) volatility resulting from trading in derivative securities related to our common stock including puts, calls, long-term equity anticipation securities, or leaps, or short trading positions; (iii)actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations of securities analysts; (iv) general economic conditions and trends; (v) loss of a major funding source; or (vi) departures of key personnel.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted and feasible, developing natural resource properties. Our mining claims are in the exploration stage only and are without proven reserves of natural resources. Accordingly, we have not generated any revenues nor have we realized a profit from our -operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of natural resources, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

We may, in the future, issue additional common shares that would reduce investors’ percent of ownership and may dilute our share value.

The future issuance of common shares may result in substantial dilution in the percentage of our common shares held by our then existing stockholders. We may value any common shares issued in the future on an arbitrary basis. The issuance of common shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the common shares held by our investors, and might have an adverse effect on any trading market for our common shares.

Market for Penny Stock has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and, (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our common shares are subject to the “Penny Stock” Rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations that generally define a "penny stock" to be any equity security other than a security excluded from such definition by Rule 3a51-1 under the Securities Exchange Act of 1934, as amended. For the purposes relevant to our Company, it is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Our common shares are currently regarded as a “penny stock”, since our shares are not listed on a national stock exchange or quoted on the NASDAQ Market within the United States, to the extent the market price for its shares is less than $5.00 per share. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide a customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction.

To the extent these requirements may be applicable; they will reduce the level of trading activity in the secondary market for the common shares and may severely and adversely affect the ability of broker-dealers to sell the common shares.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

Our common stock may experience extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Our common stock may be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to): (i) the trading volume of our shares; (ii) the number of securities analysts, market-makers and brokers following our common stock; (iii) changes in, or failure to achieve, financial estimates by securities analysts; (iv) actual or anticipated variations in quarterly operating results; (v) conditions or trends in our business industries; (vi) announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; (vii) additions or departures of key personnel; (viii) sales of our common stock; and (ix) general stock market price and volume fluctuations of publicly-trading and particularly , microcap companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such shareholder litigation currently pending or threatened against the Company, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTCBB and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

We have not and do not intend to pay any cash dividends on our common shares and, consequently, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We have not, and do not, anticipate paying any cash dividends on our common shares in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, or convertible debt instruments, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Fairhills will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Fairhills pursuant to the Investment Agreement will be purchased at a 25% discount from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by the Investor of the Put Notice.  Fairhills has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Fairhills sells the shares, the price of our common stock could decrease.  If our stock price decreases, Fairhills may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline, if and when, we exercise our put rights pursuant to the Investment Agreement with Fairhills.

Effective April 30 2012, and as amended May 1, 2012, we entered into a $3,000,000 Investment Agreement with Fairhills.  Pursuant to the Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Fairhills at a price equal to a 25% discount from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by the Investor of the Put Notice. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering an aggregate of 18,000,000 shares of common stock to be issued under the Investment Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 18,000,000 Shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Investment Agreement.  Notwithstanding Fairhills’ ownership limitation, the 18,000,000 Shares would represent approximately 25.7% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these Shares into the public market by Fairhills could depress the market price of our common stock.

At an assumed purchase price under the Investment Agreement of $0.04595 (equal to 75% of the closing price of our common stock of $0.0612 on May 25, 2012), we will be able to receive up to $436,524 in gross proceeds, assuming the sale of the entire 9,500,000 Shares being registered hereunder pursuant to the Investment Agreement.  At an assumed purchase price of $0.04595 under the Investment Agreement, we would be required to register 55,788,357 additional shares to obtain the balance of $2,563,475 under the Investment Agreement.  We are currently authorized to issue 75,000,000 shares of our common stock. Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

We may not have access to the full amount available under the Investment Agreement.

We have not drawn down funds and have not issued shares of our common stock under the Investment Agreement with Fairhills.  Our ability to draw down funds and sell shares under the Investment Agreement requires that the registration statement, of which this Prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective.  In addition, the registration statement of which this prospectus is a part registers 9,500,000 Shares issuable under the Investment Agreement, and our ability to access the Investment Agreement to sell any remaining shares issuable under the Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares.  These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.  Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured.  The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Fairhills under the Investment Agreement.  Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Investment  Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Investment  Agreement unless certain other conditions are met.  Accordingly, because our ability to draw down amounts under the Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $3,000,000 available to us under the Investment Agreement.

Certain Restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Investment Agreement, and as such, Fairhills may sell a large number of shares, resulting in substantial dilution to the value of the shares held by existing shareholders.

Fairhills has agreed, subject to certain exceptions listed in the Investment Agreement, to refrain from holding an amount of shares which would result in Fairhills or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time.  These restrictions, however, do not prevent Fairhills from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put.  In this way, Fairhills could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received from any “Puts” tendered to Fairhills under the Investment Agreement will be used for payment of general corporate and operating expenses.

DILUTION

The sale of our common stock to Fairhills in accordance with the Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Fairhills in order to drawdown pursuant to the Investment Agreement. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

SELLING SECURITY HOLDER

We are registering for resale shares of our common stock that will be issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” The selling stockholder may not transfer its obligations under the Investment Agreement. As of the date of this Prospectus there are 52,692,133 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

On March 28, 2012 we entered into an investment agreement (the “Investment Agreement”) with Fairhills. Pursuant to the terms of the Investment Agreement, Fairhills has committed to purchase up to Three Million Dollars ($3,000,000) of our common stock over a period of up to thirty-six (36) months.

On May 1, 2012, we entered into an amendment to the Investment Agreement (the “Amendment”). Pursuant to the Amendment, the purchase price of the shares shall be equal to a discount of Twenty-Five percent (25%) percent from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by Fairhills of a put notice (as defined in the Investment Agreement.  In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering Eighteen Million (18,000,000) shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

At an assumed purchase price under the Investment Agreement of $0.04595 (equal to 75% of the closing price of our common stock of $0.0612 on May 25, 2012), we will be able to receive up to $436,525 in gross proceeds, assuming the sale of the entire 9,500,000 Shares being registered hereunder pursuant to the Investment Agreement.  At an assumed purchase price of $0.04595 under the Investment Agreement, we would be required to register 55,788,357 additional shares to obtain the balance of $2,563,475 under the Investment Agreement.  We are currently authorized to issue 75,000,000 shares of our common stock; however our management intends to request that our shareholders approve an increase in our authorized capital stock. Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

At the time the transaction was negotiated between the parties the price of the stock was substantially higher than the current trading price and based upon same we believed that we would be able to receive the full amount of the financing.  However since such time the market value of our common stock has decreased and we do not believe that we will receive the full amount under the Investment Agreement unless there is an increase in the price of our common stock.

On March 28, 2012, we entered into a debt instrument with Fairhills whereby Fairhills provided us with a $200,000 loan which is due by September 28, 2012 and carries a 2% annual rate of interest.  The note is not convertible into our common stock and we have agreed that we will not use the funds raised in the Fairhills financing to repay this note.  The note was secured by 3,333,333 shares of our restricted common stock owned by our director and officer, Rick Walchuk.  These shares shall be held in escrow by Fairhills’s counsel and will be forfeited to Fairhills if we default on the note.

In connection with the March 28, 2012 debt instrument with Fairhills, we paid a commission to Midsouth of 30,000 Shares and a cash fee of $20,000.  Midsouth is the Company’s non-exclusive financial advisor, investment banker and placement agent for the purpose of assisting the Company to raise capital.  Such commission was pursuant to the Company’s agreement to compensate Midsouth for its services with (i) the issuance of 80,000 Shares; (ii) a success fee of 10% of the amount for any capital raised; and (iii) 150,000 restricted Shares, with piggy back registration rights, per $1,000,000 of capital raised for a period of two years.

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years.  The selling stockholder does have a material relationship with us based on the financing agreement and loan set forth above.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder does not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Number of
Shares of
	Shares of	Maximum	Common
	Common Stock	Number of	Stock
	Beneficially	Shares of	Beneficially	Percent
	Owned prior to	Common Stock	Owned after	Ownership
Name	Offering (1)	to be Offered	Offering	after Offering

Fairhills Capital Offshore Ltd. (2)	9,500,000	9,500,000	0	0%
__________________

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
As the General Partner, Fairhills Capital Offshore, LP, which is controlled by Edward Bronson, Managing Member, has the voting and dispositive power over the shares owned by Fairhills Capital Offshore Ltd.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this registration statement becomes effective;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder or any of its respective pledgees, donees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge or other successors in interest as selling stockholders under this Prospectus.

Fairhills has agreed to pay all fees and expenses incident to the registration of the shares of common stock.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

Regulation M

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Fairhills is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Fairhills that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Fairhills of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Investment Agreement, Fairhills shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of this Agreement.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share. However we have filed a definitive 14C to increase our authorized capital to 800,000,000 and such action has been approved by the Board of Directors and the Majority Shareholders.  It does not require FINRA approval. We anticipate that these actions should be effective by the end of July 2012.

Common Stock

As of the date hereof, 52,692,133 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Holders

As of the date hereof, the shareholders' list for our common stock showed 52,692,133 shares issued and outstanding with 23 registered stockholders.

Note

Effective March 28, 2012, we entered into a debt instrument with Fairhills whereby Fairhills provided us with a $200,000 loan which is due by September 28, 2012, and carries a 2% annual rate of interest.  The note is not convertible into our common stock and we have agreed that we will not use the funds raised in the Fairhills financing to repay this note. The note was secured by 3,333,333 shares of our restricted common stock owned by our director and officer, Rick Walchuk.  These shares shall be held in escrow by Fairhills’ counsel and will be forfeited to Fairhills if we default on the note.
Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this Prospectus is being passed upon for us by Anslow & Jaclin, LLP. Anslow & Jaclin, LLP does not own any shares of our common stock.

The financial statements as of and for the years ended August 31, 2011 and August 31, 2010 included in this Prospectus and the registration statement have been audited by Silberstein Ungar, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Corporate Information

The address of our principal executive office is 3651 Lindell Road, Ste. D#138, Las Vegas, Nevada. Our telephone number is 800-508-6149.

Our common stock is quoted on the OTCBB (“Over-the-Counter- Bulletin-Board”) under the symbol "NECA".

New America Energy Corp (formerly “Atheron, Inc.”) was incorporated in Nevada on May 8, 2006, as a development stage company, initially developing a technology for ethanol-methanol gasoline. The Company did not progress the development of this technology.

On November 5, 2010, we underwent a change of control and the Company’s newly appointed sole director and majority shareholder approved a name change to New America Energy Corp. and a twenty-five (25) new for one (1) old forward stock split of the Company’s issued and outstanding shares of common stock. This forward split did not affect the number of the Company’s authorized common shares, which remains at 75,000,000.

On November 16, 2010, the Nevada Secretary of State accepted for filing of the Certificate of Amendment to the Company’s Articles of Incorporation to change our name from Atheron Inc. to New America Energy Corp.  The forward stock split and name change became effective at the opening of trading on December 1, 2010.

On June 26, 2012, our Board of Directors approved an Amendment to our Articles of Incorporation to increase in our authorized share capital, from 75,000,000 authorized shares of common stock to 800,000,000 shares of common stock.  This amendment will ensure that we have sufficient stock authorized to undertake this financing and any other financings and acquisitions that we may identify.

Subsequent to our Board of Directors' approval of the Amendment, the holders of a total of 27,875,000 of the issued and outstanding shares of our corporation, representing a 53% majority gave us their written consent to the Amendments on June 26, 2012.   We first mailed a definitive 14C on or about July 8, 2012.  Following the expiration of the twenty-day (20) period  mandated by Rule 14c and the provisions of Chapter 78 of the Nevada Revised Statutes, our corporation will file Articles of Amendment to amend our Articles of Incorporation to give effect to the Amendment. The Amendment increasing our authorized capital to 800,000,000 shares of common stock is expected to take place on or about July 28, 2012.

At the report date mineral claims, with unknown reserves, have been acquired. The Company has not established the existence of a commercially mineable ore deposit and therefore has not reached the development stage and is considered to be in the exploration stage.

We do not have any subsidiaries.

Other than as set out herein, we have not been involved in any bankruptcy, receivership or similar proceedings, nor have we been a party to any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of our business.

Our Current Business

We are an exploration stage company engaged in the exploration of mineral properties.

On February 3, 2011, we entered into property acquisition agreements with First Liberty Power Corp. (“FLPC”), and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to as the “Uravan Property.”  The option was extended to September 30, 2011, however these properties were forfeited at the year-end due to the failure to meet the payment requirements.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada.  Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims.  We intend to concentrate on these mineral properties as our core properties.

On June 20, 2012, we entered into an amended purchase agreement whereby we agreed to further amend and entirely replace the amended agreement with the new agreement, which modifies the consideration provided to GeoXplor by us for the Original and New Claims.

The Company is focused exclusively on the acquisition and development of mineral resource properties.

Our exploration program will be exploratory in nature and there is no assurance that a commercially viable mineral deposit, a reserve, exists until further exploration, particularly drilling, is undertaken and a comprehensive evaluation concludes economic and legal feasibility. We have not yet generated or realized any revenues from our business operations.

Market, Customers and Distribution Methods

Although there can be no assurance, large and well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

The mining industry is highly speculative and of a very high risk nature. As such, mining activities involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Few mining projects actually become operating mines.

The mining industry is subject to a number of factors, including intense industry competition, high susceptibility to economic conditions (such as price of metal, foreign currency exchange rates, and capital and operating costs), and political conditions (which could affect such things as import and export regulations, foreign ownership restrictions). Furthermore, the mining activities are subject to all hazards incidental to mineral exploration, development and production, as well as risk of damage from earthquakes, any of which could result in work stoppages, damage to or loss of property and equipment and possible environmental damage. Hazards such as unusual or unexpected geological formations and other conditions are also involved in mineral exploration and development.

Competition

The mineral exploration industry is highly competitive. We are a new exploration stage company and have a weak competitive position in the industry. We compete with junior and senior mineral exploration companies, independent producers and institutional and individual investors who are actively seeking to acquire mineral exploration properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of mineral exploration interests is intense with many mineral exploration leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.

Many of the mineral exploration companies with which we compete for financing and for the acquisition of mineral exploration properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral exploration interests of merit or on exploring or developing their mineral exploration properties. This advantage could enable our competitors to acquire mineral exploration properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral exploration interests or explore and develop our current or future mineral exploration properties.

We also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their mineral exploration properties or the price of the investment opportunity. In addition, we compete with both junior and senior mineral exploration companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, mineral exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for mineral exploration.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable mineral properties or interests, and we cannot give any assurance that suitable oil and gas properties or interests will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the mineral exploration industry by:

●	keeping our costs low;
●	relying on the strength of our management’s contacts; and
●	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during the period from May 8, 2006 (inception) to our fiscal year ended August 31, 2011.

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will continue filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-Kwith the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements.  We may also file additional documents with the Commission if they become necessary in the course of our Company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Government Regulations

Any operations at our mineral properties will be subject to various federal and state laws and regulations in the United States which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will be required to obtain those licenses, permits or other authorizations currently required to conduct exploration and other programs. There are no current orders or directions relating to us or our properties with respect to the foregoing laws and regulations. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties. We are not presently aware of any specific material environmental constraints affecting our properties that would preclude the economic development or operation of property in the United States.

The U.S. Forest Service requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Any future mining operations at our mining properties may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures for pollution control in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our mining properties or surrounding areas.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations.  We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Agreement with Fairhills

On March 28, 2012 we entered into an investment agreement (the “Investment Agreement”) with Fairhills. Pursuant to the terms of the Investment Agreement, Fairhills shall commit to purchase up to Three Million Dollars ($3,000,000) of our common stock over a period of up to thirty-six (36) months.

On May 1, 2012, we entered into an amendment to the Investment Agreement (the “Amendment”). Pursuant to the Amendment, the purchase price of the shares shall be equal to a discount of Twenty-Five percent (25%) percent from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by the Investor of the put notice (as defined in the Investment Agreement).

The amount that are entitled to request with each Put delivered to Fairhills is equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date. Our common stock will be valued at a discount of Twenty-Five percent (25%) percent from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by the Investor of the Put Notice. We will be unable to deliver an additional Put until a closing of a previous Put has been completed. Pursuant to the Investment Agreement, the closing of a Put shall be no more than seven (7) Trading Days following the delivery of a Put. Upon each closing of a Put, we shall deliver to Fairhills certificates representing the shares. Within one business day after receipt of such certificate, Fairhills shall deliver to us the purchase price to be paid for such shares.Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering Eighteen Million (18,000,000) shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

We intend to receive the full amount of proceeds of $3,000,000 available under the Investment Agreement. However, at an assumed purchase price under the Investment Agreement of $0.04595 (equal to 75% of the closing price of our common stock of $0.0612 on May 25, 2012), we will be able to receive up to $436,525 in gross proceeds, assuming the sale of the entire 9,500,000 Shares being registered hereunder pursuant to the Investment Agreement.  At an assumed purchase price of $0.04595 under the Investment Agreement, we would be required to register 55,788,357 additional shares to obtain the balance of $2,563,475 under the Investment Agreement.

In order for us to sell any remaining shares issuable under the Investment Agreement for the remaining $2,563,475, we would be required to file one or more additional registration statements registering the resale of these shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. At an assumed purchase price of $0.04595 under the Investment Agreement, we would be required to register 55,788,357 additional shares to obtain the balance of $2,563,475 under the Investment Agreement. We cannot guarantee that we will be successful in preparing and filing one or more additional registration statements registering the resale of the shares. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

Employees

As of the date hereof we did not have any employees.  Rick Walchuk, our Director and Chief Executive Officer spends about 20 hours per week on our operations on a consulting basis and Alexander Tsingos, our Director and Secretary, spends time as required on a consulting basis.

DESCRIPTION OF PROPERTY

Our executive staff office operates remotely from corporate offices in Las Vegas, Nevada, which are our principal offices.  These offices provide mail, and the use of office facilities as required.    The fees for these offices are approximately $50 per month.   Our director and officer, Rick Walchuk provides office space where he works in his country of residence, free of charge to the Company.  Our office is located at 3651 Lindell Road, Ste. D#138, Las Vegas, Nevada. Our telephone number is 800-508-6149.

Clayton Valley Properties

 Clayton Ridge and Ralston Basin (Mud Lake)

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement which amended and replaced the original agreement.

On June 20, 2011, we entered into an amended property acquisition agreement which amended and replaced the May 31, 2011 agreement and the October 27, 2011 agreement.

Under the amended agreement we amended and extended the terms for payments to GeoXplor Corp. in exchange for the issuance of additional shares

·	$75,000 on May 31, 2011 (paid);
·	$25,000 on June 22, 2012 (paid);
$25,000 on March 4, 2013;
·	$150,000 on May 31, 2013;
·	$100,000 on May 31, 2014;

·	2,750,000 shares to be issued as follows:
(1) 500,000 shares of our common stock on execution of the Original Agreement (previously issued);
(2) 250,000 shares of our common stock on execution of the Amended Agreement (previously issued);
(3) 750,000 shares of our common stock on or before June 22, 2012;
(4) 500,000 shares of our common stock on or before the date two years from the date of the Original Agreement; and
(5) 500,000 shares of our common stock on or before the date three years from the date of the Original Agreement; and
A 3.0% net value royalty on production of Lithium and other minerals from the Property measured by 3% of the gross proceeds less costs associated with production from the Property.
The Company has the right to purchase up to 2% of the Net Value Royalty for $1,000,000 for each 1%.

Should the Company or its assignee or a joint venture including the Company present a feasibility study recommending the mining of Lithium from the Property and authorize implementation of a mining plan or sell, option, assigns, disposes or alienates all or a portion of its interest in the Property, the Company shall pay GeoXplor an additional bonus of $500,000 in cash or shares of the Company, at the sole election of GeoXplor.

Further, we have a required to expense not less than $1,000,000 in exploration and development testing, from the Effective Date of the amended purchase agreement as follows:

$100,000 during the first year;
$200,000 during the second year;
$300,000 during the third year; and
$400,000 during the fourth year.

If we are unable to make any of the share issuances or payments under the agreements with GeoXplor, the property rights will revert to GeoXplor.

During the fiscal year ended August 31, 2011, the Company made cash payments in the amount of $75,000 and issued 500,000 shares of common stock to GeoXplor. We have failed to make the May 31, 2012 payment and are currently in negotiations to extend the payment period. As such, we may be currently in default of the property option agreement.

Clayton Ridge Location and Access

The Clayton Ridge CR 1 – 15 claims are association placer claims in good standing on Bureau of Land Management land in Esmeralda County, Nevada. The Clayton Ridge mineral claims are located in the western part of Esmeralda County, Nevada, 38 miles southwest of Tonopah. The nearest town is Silver Peak, which has a population of approximately 200 and is accessible via State Highway 47.

Access to the property is via paved roads, US highway 95 from the town of Tonopah and Goldfield and direct access to the property is via secondary gravel and dirt roads. There are a few four-wheel-drive trails and tracks which turn off from that graded road and provide established paths to various parts of the claim block. Actual four wheel drive is rarely needed on those paths. The nearest rail and commercial airline service is to Las Vegas, NV approximately 190 miles to the southeast.

Water and grid-supplied electricity are available in close proximity.

Chemetall Foote Lithium Deposit and Plant
CR Placer Claims 2,400 Acres
CLAYTON
CLAYTON RIDGE
CLAYTON
MONTEZUMA
PALMETTO
MOUNTAINS
SILVER PEAK RANGE
Copyright (C) 2009 MyTopo
440 000m
11 450 000m
11 460 000m
4190
4180 000m
4170 000m
4160 000m
4150 000m

SCALE 1:200000
0
10000
20000
30000
40000
50000
FEET

History of Operations

This property is currently without known reserves and the proposed property is exploratory in nature.  There is insufficient information for a resource estimate of lithium brines on the property.

Chemetall Foote Lithium Deposit and Processing Plant
Lithium Rich Rhyolite Tuff
CR Basin
Lithium Rich Rhyolite Tuff
CLAYTON VALLEY
INYO COUNTY

A reconnaissance gravity survey consisting of two lines was recently conducted over the Clayton Ridge claims by Hasbrouck Geophysics under the guidance of GeoXplor Corp. Jim Hasbrouck analyzed and interpreted the survey's data; the results indicated the presence of significant bedrock and elevation lows which clearly recommend further exploration of the property.

GeoXplor Corp.
CR Claims, Nevada, Gravity Survey
Complete Bouguer Gravity

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Hasbrouck Geophysics, Inc.

Figure 2

GeoXplor Corp.
CR Claims, Nevada, Gravity Survey
Modeled Bedrock Depth

Northing (NAD27 meters)
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Bedrock Depth (meters)
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Hasbrouck Geophysics, Inc.

Figure 3

GeoXplor Corp.
CR Claims, Nevada, Gravity Survey
Modeled Bedrock Elevation

Northing (NAD27 meters)
Easting (NAD27 meters)
CLAYTON
Bedrock Elevation (meters)
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15 Gravity Station

Hasbrouck Geophysics, Inc.

Figure 4

GeoXplor Corp.
CR Claims, Nevada, Gravity Survey
Line 1 Gravity and Depth Profile

Gravity (mGals)
16
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Hasbrouck Geophysics, Inc.

Vertical exaggeration = 2

Figure 5

There is no history of lithium exploration on the property prior to GeoXplor Corp.

Present Condition and Plan of Exploration

On November 22, 2011, the Company determined to commence initial exploration on Clayton Ridge. The initial phase of the exploration program will consist of a complete gravity survey over the claim area to determine the depths of the basin and delineate troughs or traps that might contain economic values and concentrations of lithium brines. A total of about 125 gravity stations will be used. The gravity data will be acquired with a leased LaCoste and Romberg Model G gravity meter.

The project, including mobilization-demobilization, should take approximately 2 weeks for field completion and another 30 days for the interpretation and final report.  The Company is required to expend a total of $100,000 in exploration on or before May 31, 2012.    Planned exploration will be to undertake an exploration program to include controlled source audio magnetotellurics.  The planned exploration program costs are estimated at $101,000 and the Company intends to spend an addition $25,000 for taxes and claim staking and has allowed $15,000 as a contingency.   Anticipated exploration expenditures are included in the table below and includes project presentation, mobilization-demobilization, consulting, sub- contracting, wages, room and board, consumables, rentals, trucks, ATV’s, equipment and supplies, supervision, disbursements and administration:

Expenditure	Amount $
Project preparation	2,500
Mobilization and de-mobilization (3 men days, including travel costs	8,740
Chief Geologist/Operator	8,400
Geotechnicians (2)	14,000
Accommodations (room and board)	5,250

Vehicle and ATV rentals	3,430
Gas, Equipment rental (including shipping and insurance), field supplies	7,500
Subcontractor – Hasbrouck Geophysics	33,500
Administration and Miscellaneous Disbursements	16,248
Total	99,568

Geology

Lithium is a locatable mineral according to the Code of Federal Regulations. Lithium should be located by lode claims where it occurs in bedrock and by placer claims where it occurs in alluvium. The claims cover a conceptual target for lithium brines. The concept is consistent with generally accepted data and theories about the formation of the extensive lithium brine resources in the area.

Lithium production by Foote Minerals (now Chemetall Foote) began in 1967 from brines pumped from the Clayton Valley region, the next major valley to the west beyond Clayton Ridge and about 10 miles west of the claim group.

A preliminary reconnaissance gravity geophysical survey conducted consisting of two lines was conducted over the CR Claims in August 2011 by GeoXplor Corp. so that initial modeling of bedrock depth and elevation could be conducted.

The modeled bedrock depth and elevation results show significant bedrock and elevation lows along the two lines. These lows, are probably connected, however the bedrock depth and elevation contour maps indicate a small saddle in between the two lines which is actually an artifact of the contouring algorithm and is not real (this occurs because the stations are nominally 600 meters apart while the lines are two kilometers apart). Although the modeling of the gravity data indicates that a substantial thickness of sediments exists in the middle of the valley between Clayton Ridge to the west and the Montezuma Range to the east, additional gravity surveys will need to be conducted in the area to determine if these bedrock and elevation lows become shallower to the south and/or north such that a closed basin exists.

The claims are located in the Basin and Range physiographic region which stretches from southern Oregon and Idaho to Mexico. It is characterized by extreme elevation changes between linear, north to northeasterly trending mountains and flat intermountain valleys or basins. Volcanism began as early as the Oligocene geologic epoch about 30 million years ago and with tectonic extension reaching full stride during the Miocene epoch about 17 million years ago.

Clayton Valley-Montezuma Range is underlain by a thick body of tuffaceous sediments, ranging from upper Miocene to Pliocene in age. The volcanic sequence has been named the Esmeralda formation and consists of approximately 15,000 feet of lucustrine volcanic sediments which include poorly sorted conglomerates and sandstones, limestone, mudstones and tuffaceous units. Fossils suggest a relatively fresh environment of deposition. Two major volcanic events where recorded in the Tertiary sediments. An early Pliocene volcanic episode is represented by a single welded tuff unit with an age of 22 million years and is exposed on the northern end of the Silver Peak Range. The tuff was ejected prior to the block faulting that disturbed the drainage of the Silver Peak region and created several closed basins into which the lower part of the Esmeralda formation was deposited.

A second period of volcanic eruptions with major faulting occurred during the middle Pliocene and resulted in the deformation of the lower Esmeralda sediments creating an angular unconformity. The oldest sediments above the unconformity were assigned to the upper Esmeralda unit and have been dated at 6.9 million years. The widespread ash fall tuff that crops out around Clayton Valley and the Montezuma peak area has the same age as the upper Esmeralda sediments (6.9 million years) and has been subjected to major faulting in the form of the Clayton Ridge  as well as numerous other unnamed faults which created the present topography.

The uplift of the Sierra Nevada at the beginning of the Pleistocene caused the climate of the Basin and Range Province to become generally arid. Pluvial periods, correlative with the glacial stages in the highlands, resulted in increased runoff and formation of temporary lakes in the basins. The interpluvial periods were more arid and led to the concentration of the lake waters the remnants of which are the lithium- rich evaporites and brines.

Ralston Basin - Mud Lake Location and Access

The Mud Lake lithium project property is located nine miles southwest of Tonopah Nevada in the Ralston Valley. The Mud Lake property consists of twenty placer claims covering approximately 3,200 acres in Nye County and is readily accessible year round.

History of Operations

In 1979, the U.S. Department of Energy through the U.S. Geological Survey ("USGS") conducted a regional lithium project which included sampling, gravity and seismic surveys on the property.

A reconnaissance drill Hole (ML-17) was completed by the U.S. Department of Energy in September, 1979. The drill hole is located on the northern edge of the playa off of the Mudlake claims and penetrated mostly sand, layers of clay and tuffs that terminated in sandstone at 275 feet. Lithium values of the sediments ranged from 24 ppm to 75 ppm and averaged 33.5 ppm for the 28 samples analyzed.

Present Condition and Plan of Exploration

The first phase of the exploration for the Mud Lake Basin would be the completion of a gravity survey to determine the basin sediments-basin interface and define the area with the thickest accumulation of the sediments. A reflective seismic survey would comprise the second phase of the Mud Lake exploration program.   The seismic survey will define the brine layers in the basin sediments and provide definitive drill targets.  This two phase program is anticipated to cost $250,000.   The Company does not intend to undertake exploration on  Mud Lake until after they have completed the exploration on Clayton Ridge.

Geology

The Ralston basin, which contains Mud Lake, appears to have similar geological features that provided both a source and trap for lithium brines found in Clayton Valley which is located 29 miles west from the property. Chemetall-Foote Corp's Silver Peak operation, located in Clayton Valley, is the only lithium brine producer in North America and has been in operation since 1966.

The Ralston basin drainage area covers 3189 square miles and contains centers of volcanic activity of the style that can form lithium sources for subsequent accumulation in a low point of the valley at Mud Lake. We intend to explore the property to determine if lithium evaporates and brine deposits have formed.

Mud Lake occupies a depression in the southern end of Ralston Valley. The basin is approximately 5 miles wide and 5 miles long and has a surface area of about 25 square miles. The playa is bounded by the Cactus Range and Monitor Hills to the east, Goldfields, Nevada to the south, Alkali Valley to the west, and Ralston Valley to the north.

Lithium is a locatable mineral according to the Code of Federal Regulations (Bays). Lithium should be located by lode claims where it occurs in bedrock and by placer claims where it occurs in alluvium. It should be noted that potash, which often occurs with lithium in the area, is only a leasable commodity

Lithium production by Foote Minerals (now Chemetall Foote) began in 1967 from brines pumped from Clayton Valley, the next major valley to the west beyond Clayton Ridge and about 10 miles west of the claim group.

Index of Geologic Terms

TERM	DEFINITION
alluvium	sediment deposited by flowing water, especially soil formed in river valleys and deltas from material washed down by the rive
bedrock	the solid rock beneath a layer of soil, rock fragments, or gravel
Evaporate	Refers to any of a variety of individual minerals found in the sedimentary deposit of soluble salts that results from the evaporation of water
interpluvial	comparatively dry and occurring between times of greater precipitation
Lacustrine	lakes that get filled up by the sediments brought down by the rivers and turn into plains in the course of time
magnetotellurics	is an electromagnetic geophysical method of imaging the earth's subsurface by measuring natural variations of electrical and magnetic fields at the Earth's surface.
Miocene	the epoch of geologic time, 24 million to 5 million years ago, during which the modern ocean currents were established and Antarctica became frozen
Mudstone	a grey sedimentary rock formed from mud, similar to shale but with less developed lamination
Pliocene	the epoch of geologic time, 5 million to 1.6 million years ago, during which a hominid species Homo erectus first appeared
Pluvial	a period of heavy rainfall
Sandstone	a sedimentary rock made up of particles of sand bound together with a mineral cement.
Tertiary	the period of geologic time, 65 million to 1.6 million years ago, during which mammals became dominant and modern plants evolved
tuffaceous	Rock that contains greater than 50% tuff is considered tuffaceous
unconformity	a break in the continuity of sedimentary rocks resulting from erosion or cessation of deposition
Volcanism	the processes involved in the formation of volcanoes, and in the transfer of magma and volatile material from the interior of the Earth to its surface

LEGAL PROCEEDINGS

We know of no material pending legal proceedings to which our Company is a party or of which any of our property is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any director, officer or affiliate of our Company, or any registered or beneficial stockholder of our Company, or any associate of any such director, officer, affiliate, or stockholder is a party adverse to our Company or has a material interest adverse to our Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company's common stock is currently quoted on the Over-the-Counter Bulletin Board (OTC/BB) under the trading symbol “NECA.” Following is a report of high and low closing bid prices for each quarterly period for the fiscal years ended August 31, 2011, and August 31, 2010, as well as from the Company’s second fiscal quarter ended on February 29, 2012, and third  fiscal quarter ended on May 31, 2012.

Quarter	High ($)	Low ($)
3rd Quarter ended 5/31/2012	0.31	0.05
2nd Quarter ended 2/29/2012	0.44	0.20
1st Quarter ended 11/30/2011	0.48	0.25

4th Quarter ended 8/31/2011	0.35	0.35
3rd Quarter ended 5/31/2011	0.60	0.21
2nd Quarter ended 2/28/2011	0.30	0.05
1st Quarter ended 11/30/2010	0.75	0.06

4th Quarter ended 8/31/2010	0.06	0.06
3rd Quarter ended 5/31/2010	0.00	0.00
2nd Quarter ended 2/28/2010	0.00	0.00
1st Quarter ended 11/30/2009	0.00	0.00

The above information was provided by OTC Markets.  The quotations provided may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As of July 23, 2012, there were 23 record holders of the Company’s common stock (which number does not include the number of stockholders whose shares are held by a brokerage house or clearing agency, but does include such brokerage houses or clearing agencies as one record holder).

Dividends

We have never declared or paid dividends on our common stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this Prospectus. Various statements have been made in this Prospectus that may constitute “forward-looking statements”. Forward-looking statements may also be made in New America Energy Corp’s Quarterly and Annual Reports filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) and in other documents. In addition, from time to time, New America Energy Corp. through its management may make oral forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New America Energy Corp.undertakes no obligation to update or revise any forward-looking statements.

Overview

We were incorporated as “Atheron, Inc.” in the State of Nevada on May 8, 2006. On November 5, 2010, we underwent a change of control and on November 15, 2010, we changed our name to New America Energy Corp., and began looking for opportunities to acquire exploration stage oil and gas or mineral properties. Also on November 15, 2010 we effected a split of our issued and outstanding common shares on a 25 for 1 basis. This forward split did not affect the number of our company’s authorized common shares, which remains at 75,000,000.The forward stock split and name change became effective with the Over-the-Counter Bulletin Board at the opening of trading on December 1, 2010, under the symbol “NECA”. Our CUSIP number is 641872 106.Our mailing address is 3651 Lindell Rd., Ste D#138, Las Vegas, NV 89103 and our telephone number is 800-508-6149.

On February 3, 2011 we entered into property acquisition agreements with First Liberty Power Corp., and GeoXplor Corp. Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the “Uravan Property”.  We forfeited our rights in the property during the three month period covered by these financial statements as our company did not pay the required option payments as they became due.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently, on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. On June 20, 2012, we entered into an amended purchase agreement whereby we agreed to further amend and entirely replace the amended agreement with the new agreement, which modifies the consideration provided to GeoXplor by us for the original and new claims.

As a result of these agreements, our Company is focused exclusively on the acquisition and development of mineral resource properties.
Current Business

We are an exploration stage company and have not generated any revenues to date. We are in the initial stages of developing our mineral properties, have very limited cash resources and are in need of substantial additional capital to execute our business plan. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern.

Liquidity& Capital Resources

We are an exploration stage company engaged in the exploration of mineral properties. To date, we have not generated any revenues.

Working Capital

	May 31, 2012 ($)	August 31, 2011 ($)	Change between August 31, 2011 and February 29, 2012 ($)
Current Assets	170,237	19,992	150,245
Current Liabilities	205,662	12,209	193,453
Working Capital	(35,425)	7,783	(43,208)

Cash Flows

	Nine Months Ended May31, 2012 ($)	Nine Months Ended May 31, 2011 ($)	Period from Inception (May 8, 2006) to May 31, 2012 ($)
Cash Flows (used in) Operating Activities	(249,755)	(45,259)	(417,748)
Cash Flows (used in) Investing Activities	Nil	(135,000)	(135,000)
Cash Flows provided by Financing Activities	400,000	195,000	722,985
Net Increase (Decrease) in Cash During Period	150,245	14,741	170,237

Cash on hand at May 31, 2012 was $170,237 as compared to $19,992 at August 31, 2011. Our total liabilities at May 31, 2012 were $205,662 as compared to $12,209 at August 31, 2011. The increase in total liabilities was due to a loan undertaken by the Company for operating capital during the nine months ended May 31, 2012.

Pursuant to the option of certain mineral claims with GeoXplor entered into on May 31, 2011, which was amended on October 27, 2011 and subsequently was amended on June 20, 2012, we have a contingent liability of $300,000 to be expended on or before May 31, 2014, of which $100,000 is by way of option payment and $200,000 is required to be spent on exploration activities.   We had satisfied our prior commitment to pay $75,000 on May 31, 2011 and expend $100,000 on exploration activities in year one. Our obligation to pay $25,000 to GeoXplor has been met and we are required to expend $175,000 in exploration activities on or before May 31, 2013.

We intend to expend a total of $200,000 on Clayton Ridge property by way of an exploration program on Clayton Ridge of approximately $200,000and undertake additional costs for staking and property taxes in the amount of $25,000.

In order to meet all of the current commitments and fund operations for the next twelve months, assuming we undertake exploration activities prior to May 31, 2013, and our company estimates it will require a minimum of $650,000.

We have allocated our cash requirements for the next twelve months as follows:

•	$25,000 for staking and property taxes on Clayton Ridge;
•	$200,000 for exploration on the Clayton Ridge claims;
•	$200,000 repayment of certain loans;
•	$225,000 for working capital.

Total requirements are estimated to be $650,000 of which we have received $200,000 by way of a loan finalized on March 28, 2012; therefore, we need to raise an additional $450,000 to meet our planned commitments.

On November 22, 2011, we entered into a financing agreement with one non-US investor pursuant to which, the investor will make available of up to $1,000,000 by way of advances until the completion date of November 22, 2012.  The completion date may be extended for an additional term of up to twelve months at the option of our company or the investor upon written notice on or before the completion date. During the nine month period ended May 31, 2012, the Company has drawn down $200,000 against the financing agreement.

Effective March 28, 2012, we entered into a debt instrument with Fairhills, whereby Fairhills provided us with a $200,000 loan which is due by September 28, 2012 and carries a 2% annual rate of interest.  The note was secured by 3,333,333 shares of our restricted common stock owned by our director and officer, Rick Walchuk.  These shares shall be held in escrow by Fairhills’ counsel and will be forfeited to Fairhills if we default on the note.  We will still be required to raise additional funds in order to meet our commitments and for working capital, including the commitment to repay the $200,000 under this loan.

Also effective March 28, 2012, we entered into a financing agreement with Fairhills whereby Fairhills will provide for a non-brokered financing arrangement of up to $3,000,000. The financing allows, but does not require us to issue and sell up to the number of shares of common stock having an aggregate purchase price of $3,000,000 to Fairhills. Subject to the terms and conditions of the financing agreement and a registration rights agreement, we may, in our sole discretion, deliver a notice to Fairhills which states the dollar amount which we intend to sell to Fairhills on a certain date. The amount that we shall be entitled to sell to Fairhills shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date. Fairhills will purchase our common stock valued at a 25% discount from the weighted average price for the five (5) trading days before receives our capital request. The shares that we sell to Fairhills must be registered stock, among other conditions of investment.   We have agreed not to use any of the funds raised under this offering to pay down the $200,000 loan to Fairhills and we will be required to raise additional funds outside of the Fairhills agreement in order to meet that commitment.

There can be no assurance that we will raise any additional funds under the Fairhills agreement or that funds pursuant to the financing agreement entered into on November 22, 2011 will be readily available or that we will be able to raise any additional funds to meet our obligations as they become due.

Should we be unable to raise additional capital before September 28, 2012, the loan with Fairhills will be come due and could be placed in default, in which case the pledged shares could be forfeited to Fairhills.   Should this occur the price of our shares may be affected and it may be difficult to raise additional capital.

While we believe we have sufficient funding to meet our next twelve month obligations, our ability to meet our financial liabilities and commitments is primarily dependent upon the continued issuance of equity pursuant to the financing agreement, the ability of the financier to fund our operations as we request drawdowns on the funding, our ability to borrow funds, the ability of Fairhills to raise funds under the financing arrangement by the sale of additional equity and ultimately upon our ability to achieve and maintain profitable operations. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholder. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Results of Operations

For the three and nine month, periods ended May 31, 2012 as compared to the three and nine month periods ended May 31, 2011:

Our operating results for the nine and three month periods ended May 31, 2012 and 2011 and from inception to May 31, 2012 are summarized as follows:

	For the three months ended		For the nine months ended		From Inception
	May 31,		May 31,		to May 31,
	2012	2011	2012	2011	2012
Revenue	$-	$-	$-	$-	$-
Impairment of mineral properties	$-	$75,000	$75,000	$435,000	$685,000
Exploration expenses	$-	$-	$104,823	$-	$104,823
Mineral license fee	$-	$-	$-	$-	$3,466
Professional fees	$18,653	$9,938	$66,669	$32,073	$205,365
Management fees	$12,000	$7,500	$28,500	$17,500	$53,500
General and administration	$22,010	$983	$54,616	$2,150	$68,498
Net operating loss	$(52,663)	$(93,421)	$(329,608)	$(486,723)	$(1,120,652)

Revenues

We do not have any revenues and have not had any revenue since inception on May 8, 2006.

Operating Expenses

For the three months ended May 31, 2012 and 2011, we incurred $52,663 and $93,421, respectively, in total operating expenses, a period-to-period decrease of $44,058, which was mainly due to the amount of $75,000 for impairment of mineral properties for the three months ended May 31, 2011 ($0 during the three months ended May 31, 2012), as offset by $8,715 increase in professional expenses and $21,027 increase in general and administration expenses all relating to the fact that the Company is actively pursuing its business plan in relation to its mining operations.

For the nine months ended May 31, 2012 and 2011, we incurred $329,608 and $486,723, respectively, in total operating expenses, a period-to-period decrease of $160,415. The decrease in total expense is primarily a result of the decrease of $360,000 on impairment of mineral properties from $435,000 to $75,000, which is offset by an increase of $104,823 on exploration expenses from $Nil to $104,823, an increase of $34,596 in professional fees and $52,466 in general and administration expenses, all relating to the fact that the Company is actively pursuing its business plan in relation to its mining operations.

Management fees for the three and nine months ended May 31, 2012 were $12,000 and $28,500, respectively, compared to$7,500 and $17,500 for the comparable nine months ended May 31, 2011.  This increase is due to the Company’s increase in operations by the appointment of a new officer and director who is investigating other mining prospects.

Professional fees for the three months ended May 31, 2012 increased by $8,715 to $18,653 as compared to $9,938 for the three months ended May 31, 2011, and increased by $34,596 to $66,669 for the nine months ended May 31, 2012, as compared to $32,073 for the nine months ended May 31, 2011. The increase is result of legal and professional fees related to services provided with respect to the financing agreement.

Interest expense for the three months ended May 31, 2012, was $20,700. $20,000 was related to certain financing costs paid under terms of a loan agreement with Fairhills (See note 6 to the Financial Statements contained herein). $700 was accrued interest.

Net Loss

Our net loss for the three and nine months ended May 31, 2012 was ($73,363) and ($353,308), respectively, as compared to a net loss of ($93,421) and ($486,723), respectively, for the comparable three month and nine month periods ended May 31, 2011.

For the fiscal year ended August 31, 2011:

Liquidity & Capital Resources

We are an exploration stage company engaged in the exploration of mineral properties. To date, we have not generated any revenues.

Cash on hand at August 31, 2011 was $19,992 as compared to $nil as of August 31, 2010. Our total liabilities were $12,209 as compared to $55,827 as at August 31, 2010. This significant change was as a result of all loans owed to a related party being forgiven and recorded as additional paid-in-capital, and a private placement in the amount of $120,000 by way of the issuance of 4,000,000 shares, 200,000 shares issued on December 23, 2010, and 200,000 shares issued on February 14, 2011.

On February 3, 2011 pursuant to the option of certain mineral claims we entered into a contingency liability with First Liberty Power Corp. and GeoXplor in the amount of $150,000 within the next 12 months, $10,000 payable to First Liberty and $50,000 payable to GeoXplor. On May 31, 2011 we extended the option for a further 120 days. Subsequent to the period covered by this report the Company defaulted on its payment obligations to First Liberty and GeoXplor and the option agreement terminated. There are no further commitments required by the Company on this property.

On May 31, 2011, pursuant to the option of certain mineral claims with GeoXplor, as amended on October 27, 2011, we have a contingent liability of $200,000 within the next 12 month period, of which $100,000 is by way of option payment and $100,000 is required to be spent on exploration activities.

In order to meet all of the current commitments and fund operations for the next twelve months the Company estimates it will require a minimum of $500,000. We intend to undertake an exploration program on Clayton Ridge of approximately $100,000 and we have property taxes of $10,000 and have allowed $15,000 for additional claim staking, $15,000 for contingencies and $100,000 for property payments. We have allocated an additional $259,000 for operations, which may include the acquisition of additional properties as well as general and administrative costs. The Company believes it will have sufficient funding to meet its ongoing obligations for the next twelve months. On November 22, 2011, we entered into a financing agreement with one non-US investor pursuant to which, the investor will make available of up to $1,000,000 by way of advances until the completion date of November 22, 2012. The completion date may be extended for an additional term of up to twelve months at the option of the Company or the investor upon written notice on or before the completion date.

While we believe we have sufficient funding to meet our next twelve month obligations, our ability to meet our financial liabilities and commitments is primarily dependent upon the continued issuance of equity to new stockholders, the ability to borrow funds, and ultimately upon our ability to achieve and maintain profitable operations. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholder. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Results of Operations

We have recently changed our business plan with the change in control of the Company and the option of certain mineral claims on which we intend to commence exploration activities. We do not have any revenues and have not had any revenue since inception on May 8, 2006.

Due to this change in business, we have a net loss of ($692,217) for the fiscal year ended August 31, 2011 as compared to a net loss of ($10,842) for the fiscal year ended August 31, 2010. This loss is mainly comprised of the amount of $610,000 for impairment of our mineral claims and $3,466 for mineral license fees. For the comparable period in 2010 we did not have any mineral claims. Due to increased operations we had an increase in professional fees from $10,842 (2010) to $39,858 (2011) and a consulting contract with our sole director for $2,500 per month resulting in an expense of $25,000 in management fees (2011) as compared to no expense for management fees (2010) and we had an increase in general and administrative fees from $nil (2010) to $13,893 (2011).

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years there were no disagreements with Silberstein Ungar, PLLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Silberstein Ungar, PLLC would have caused Silberstein Ungar, PLLC to make reference to the matter in their report.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of the date hereof. Our directors hold office until their successors have been duly elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Age	Position

Rick Walchuk	55	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

Alexandros Tsingos	51	Secretary and Director (1)

(1)	On January 30, 2012, Mr. Alexandros Tsingos, was appointed a director and Secretary of the Company.

Rick Walchuk, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer Secretary, Treasurer and Director

Mr. Rick Walchuk, 55, attended the University of Saskatchewan, College of Commerce, Saskatoon Campus. From 1980 until March 2004 Mr. Walchuk was employed as a financial advisor in Alberta, Canada. In April 2004, Mr. Walchuk was appointed as the CEO of a startup biotech company in Athens, Greece, a position he held until July 2004. Mr. Walchuk then served as a consultant to various public companies until December 2006, when he joined Bruca Trading Ltd., a private consulting company in Athens, Greece. Since March 14, 2007, Mr. Walchuk has acted as the director, President and CEO of Viosolar Inc., a company engaged in the construction, management and operation of solar parks in Greece and throughout other South and South Eastern European Union countries. Mr. Walchuk was chosen to be our directors due to his extensive background in venture capital, investor relations and corporate governance.

There have been no transactions between the Company and Mr. Walchuk since the Company’s last fiscal year which would be required to be reported herein. Viosolar Inc., a company for which Mr. Walchuk acts as director, President and CEO has a class of securities registered under Section 12 of the Exchange Act.

Alexandros Tsingos, Secretary and Director

From August 2010 to present, Mr. Alexandros Tsingos, 51, has been the General Director and Co-Founder of Greek Minerals of Guinea Ltd., a company currently engaged in sourcing mineral properties in Africa, both exploration and exploitation.  In addition, Mr. Tsingos has been a self-employed business consultant from January 2005 to present, providing consulting services to various companies. Mr. Tsingos has utilized his finance and accounting background to start various small businesses and to assist growth in established companies. His areas of work included retail, hospitality, health, media and banking. Mr. Tsingos has also held consulting positions with various private and public companies.

Mr. Tsingos was educated in the accounting and finance fields at the Technological Educational Foundation and the Aristotelean University of Thessaloniki completing his studies in 1985.

Mr. Tsingos is not a director or officer of any other reporting issuers.

Family Relationships

There are no family relationships among our directors or officers.

Other Directorships

Other than as disclosed above, during the last 5 years, none of our directors held any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination. The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities that are engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

·	the corporation could financially undertake the opportunity;
·	the opportunity is within the corporation’s line of business; and
·	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors or executive officers has, during the past ten years:

·	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

·
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

·
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

·
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

·
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

·
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any

·
registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee and Charter

We do not currently have an audit committee.

Code of Ethics

We have not yet adopted a corporate code of ethics. When we do adopt a code of ethics, we will announce it via the filing of a current report on form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers, and stockholders holding more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock.  Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based on a review of Forms 3, 4, and 5 and amendments thereto furnished to the registrant during its most recent fiscal year ending August 31, 2011, the following represents each person who did not file on a timely basis reports required by Section 16(a) of the Exchange Act:

Name	Reporting Person	Form 3/# of transactions	Form 4/# of transactions	Form 5/# of transactions
Rick Walchuk	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director	Late/1	N/A	N/A

AlexandrosTsingos	Secretary and Director	N/A	N/A	N/A

EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers for years ended August 31, 2011 and August 31, 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Rick Walchuk(1)	2011	$25,000	0	0	0	0	0	0	$25,000
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director	2010	$0	0	0	0	0	0	0	$0
AlexandrosTsingos(2)	2011	$0	0	0	0	0	0	0	$0
Secretary and Director	2010	-	-	-	-	-	-	-	-
Susanna Hilario(3)	2011	-	-	-	-	-	-	-	-
Former President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director	2010	$0	0	0	0	0	0	0	$0

(1)
On November 5, 2010, Mr. Walchuk was appointed President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary and director. On January 30, 2012 Mr. Walchuk resigned from his position as Secretary and Director.

(2)	On January 30, 2012, Mr. AlexandrosTsingos was appointed a director and Secretary of the Company.

(3)	On November 5, 2010, Ms. Hilario resigned from her position as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

Outstanding Equity Awards at Fiscal Year-End

None

Option Grants and Exercises

None

Employment Agreements

The Company has a three year consulting agreement with Rick Walchuk, our officer and director, whereby Mr. Walchuk receives a fee of $2,500 per month for services to be rendered by the consultant.

On January 30, 2012, Mr. Alexandros Tsingos was appointed a director and Secretary of the Company. During the period ended February 29, 2012, Mr. Tsingos invoiced the Company $3,500 which included $1,500 as consulting fees and $2,000 for expenses. The Company has a verbal consulting agreement with Alexandros Tsingos, our officer and director, whereby Mr. Tsingos receives a fee of $1,500 per month for services to be rendered by the consultant.

Compensation Committee

We do not currently have a compensation committee. The Company’s Executive Compensation is currently approved by the Board of Directors of the Company in the case of the Company’s Principal Executive Officer. For all other executive compensation contracts, the Principal Executive Officer negotiates and approves the contracts and compensation.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Rick Walchuk (1)	-0-	-0-	-0-	-0-	-0-
AlexandrosTsingos(2)	-0-	-0-	-0-	-0-	-0-
Susanna Hilario(3)	-0-	-0-	-0-	-0-	-0-

(1)
On November 5, 2010, Mr. Walchuk was appointed President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary and director. On January 30, 2012, Mr. Walchuk resigned from his position as Secretary and Director.

(2)	On January 30, 2012, Mr. AlexandrosTsingos was appointed a director and Secretary of the Company.

(3)	On November 5, 2010, Ms. Hilario resigned from her position as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

During the most recent fiscal year, no directors were provided any compensation for their role as directors.

The Company has made no arrangements for the cash remuneration of its directors, and to the extent that they will be entitled to receive reimbursement for actual, demonstrable out-of-pocket expenses, including travel expenses, if any, made on the Company’s behalf. No further remuneration has been paid to the Company’s directors for services to date, other than the stock awards granted as disclosed in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of July 23, 2012, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class(1)
Rick Walchuk	22,008,333	42%

Alexandros Tsingos	0	0%
Directors and Executive Officers as a Group (2 people)	22,008,333	42%

(1)
Based on 52,692,133 shares of common stock issued and outstanding as of July 23, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

On November 1, 2010, we entered into a three-year consulting agreement with one of our directors. Under the terms of the agreement, the consultant is paid $2,500 a month, payable on the 1st of each month, pursuant to the services to be rendered by the consultant. During the six month period ended February 29, 2012, we made cash payments of $15,000 to the consultant.

On January 30, 2012, Mr. Alexandros Tsingos was appointed our director and Secretary. During the period ended February 29, 2012, Mr. Tsingos invoiced us $3,500 which included $1,500 as consulting fees and $2,000 for expenses. The Company did not make any cash payments, leaving amount of $3,500 on the balance sheets as accounts payable – related parties.

Other than as disclosed herein, we have not entered into any transaction since the last fiscal year nor are there any proposed transactions that exceed one percent of the average of our total assets at year end for the last three completed fiscal years in which any of our Directors, executive officers, stockholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

The Company does not currently have any written policies and procedures for the review, approval or ratification of any transactions with related persons.

Promoters and Certain Control Persons

None

Parents

There are no parents of the Company.

Director Independence

As of the date of this Registration Statement, we have no independent directors.

The Company has developed the following categorical standards for determining the materiality of relationships that the Directors may have with the Company. A Director shall not be deemed to have a material relationship with the Company that impairs the Director's independence as a result of any of the following relationships:

1.
the Director is an officer or other person holding a salaried position of an entity (other than a principal, equity partner or member of such entity) that provides professional services to the Company and the amount of all payments from the Company to such entity during the most recently completed fiscal year was less than two percent of such entity’s consolidated gross revenues;

2.	the Director is the beneficial owner of less than five (5%) per cent of the outstanding equity interests of an entity that does business with the Company;
3.
the Director is an executive officer of a civic, charitable or cultural institution that received less than the greater of one million ($1,000,000) dollars or two (2%) per cent of its consolidated gross revenues, as such term is construed by the New York Stock Exchange for purposes of Section 303A.02(b)(v) of the Corporate Governance Standards, from the Company or any of its subsidiaries for each of the last three (3) fiscal years;

4.
the Director is an officer of an entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either the Company's or the business entity's indebtedness is less than three (3%) per cent of the total consolidated assets of such entity as of the end of the previous fiscal year; and

5.
the Director obtained products or services from the Company on terms generally available to customers of the Company for such products or services. The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship.

The Board shall undertake an annual review of the independence of all non-management Directors. To enable the Board to evaluate each non-management Director, in advance of the meeting at which the review occurs, each non-management Director shall provide the Board with full information regarding the Director’s business and other relationships with the Company, its affiliates and senior management.

Directors must inform the Board whenever there are any material changes in their circumstances or relationships that could affect their independence, including all business relationships between a Director and the Company, its affiliates, or members of senior management, whether or not such business relationships would be deemed not to be material under any of the categorical standards set forth above. Following the receipt of such information, the Board shall re-evaluate the Director's independence.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov ) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$54.44
Federal Taxes	$0
State Taxes and Fees	$0
Placement Agent Fees and Expenses	$20,000
Accounting Fees and Expenses	$1,000
Legal Fees and Expense	$0
Blue Sky Fees and Expenses	$0
Miscellaneous	$500
Total	$21,554.44

All amounts are estimates other than the Commission’s registration fee. Fairhills is paying all expenses, except for Accounting Fees and Expenses, of the offering listed above.

Item 14.           Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15.           Recent Sales of Unregistered Securities

In December 2010 we sold 200,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $60,000.The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

In February 2011 we sold 200,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $60,000.The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

In August 2011, we sold 100,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $30,000. The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

In May 2011, we sold 250,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $75,000. The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

On February 3, 2011 we entered into and closed property acquisition agreements with First Liberty Power Corp. (“FLPC”), and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the “Uravan Property”. Pursuant to the terms of the agreements, we agreed to issue 1,000,000 shares of our common stock.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. Pursuant to the terms of the agreements, we agreed to issue 500,000 shares of our common stock.

On February 3, 2011 we entered into and closed property acquisition agreements with First Liberty Power Corp. (“FLPC”), and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the “Uravan Property.” Pursuant to the terms of the agreements, we agreed to issue 1,000,000 shares of our common stock.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement; we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. Pursuant to the terms of the agreements, we agreed to issue 500,000 shares of our common stock.

On  February 3, 2012, we issued a total of 147,362 shares of common stock of the Company at a price of $0.377 per share and on February 22, 2012, we issued a further 153,477 shares of common stock of the Company at a price of $0.377 per share to a non-U.S. investor pursuant to a financing agreement between the Company and Ebony Rose Ltd., whereby the Company drew down a total of $100,00, $50,000 on December 15, 2011 and $50,000 on February 22, 2012.The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933. The offer and sale to the purchaser was made in an offshore transaction as defined by Rule 902(h). No directed selling efforts were made in the U.S. as defined in Rule 902(c). The offer and sale to the purchaser was not made to a U.S. person or for the account or benefit of a U.S. person. The following conditions were present in the offer and sale: a) The purchaser of the securities certified that it is not a U.S. person and did not acquire the shares for the account or benefit of any U.S. person; b) The purchaser has agreed to resell the securities only in compliance with Regulation S pursuant to a registration under the Securities Act, or pursuant to an applicable exemption from registration; and has agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act; c) The purchaser has acknowledged and agreed with the Company that the Company shall refuse registration of any transfer of the securities unless made in accordance with Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an applicable exemption from registration and; d) The purchaser has represented that it is acquiring the shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the shares in violation of the United States federal securities laws. Neither the Company nor any person acting on its behalf offered or sold these securities by any form of general solicitation or general advertising. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. No commissions or finder’s fees were paid by the Company in connection with the issuance of these shares.

On January 18, 2012, we issued 80,000 shares of common stock to Midsouth Capital Inc. pursuant a finder’s fee agreement between the Company and Midsouth Capital Inc.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the issuance of shares to Midsouth Capital Inc. pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

On April 25, 2012, we issued a total of 3,000 shares of common stock to Midsouth Capital Inc. and 27,000 shares of common stock to Adam Cabibi pursuant to a finder’s fee agreement between the Company and Midsouth Capital Inc.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the issuance of shares to Midsouth Capital Inc. and Adam Cabibi pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. On June 20, 2012, we amended and replaced in their entirety the agreements of May 31, 2011 and October 27, 2011 and amended the payment terms and expenditures on the property.   Pursuant to the amendment we were required to issue an additional 250,000 shares in addition to the 500,000 share payment due.   On June 22, 2012 we issued 750,000 shares of common stock to GeoXplor Corp. as required under the amended agreement.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the issuance of shares to GeoXplor Corp. pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit                      Description

3.1	Articles of Incorporation, as amended (1)

3.1(i)	Certificate of Amendment to the Articles of Incorporation as filed with the State of Nevada on November 15, 2010 (2)

3.2	Bylaws, as amended (3)

5.1	Opinion of Anslow & Jaclin, LLP

10.1	Release entered into by Susanna Hilario (4)

10.2	Release entered into by Rey V. Supera (4)

10.3	Share Cancellation Agreement with Rick Walchuk dated December 23, 2010 (5)

10.4	Consulting Agreement with Rick Walchuk dated January 14, 2011 (5)

10.5	Property assignment and acquisition agreement, dated February 3, 2011 (6)

10.6	Property option agreement dated February 3, 2011 (6)

10.7	Property option agreement between GeoXplor and the Company dated effective May 31, 2011 (7)

10.8	Extension Agreement between First Liberty Power Corp., GeoXplor Corp. and the Company (8)

10.9	Amended Property Purchase Agreement with GeoXplor Corp. and the Company dated October 27, 2011(9)

10.10	Form of Financing Agreement (10)

10.11	Investment Agreement with Fairhills Capital Offshore Ltd. (11)

10.12	Registration Rights Agreement with Fairhills Capital Offshore Ltd. (11)

10.13	First Amendment to the Investment Agreement with Fairhills Capital Offshore Ltd.

10.14	2% Secured Note dated March 28, 2012 with Fairhills Capital Offshore Ltd. (11)

10.15	Amended Property Purchase Agreement with GeoXplor Corp. and the Company dated June 20, 2012(12)

10.16	Second Amendment to the Investment Agreement with Fairhills Capital Offshore Ltd.

23.1	Consent of Silberstein Ungar, PLLC

23.2	Consent of Anslow & Jaclin, LLP (filed as Exhibit 5.1)

101.INS	XBRL INSTANCE DOCUMENT(13)

101.SCH	XBRL TAXONOMY EXTENSION SCHEMA(13)

101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE(13)

101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE(13)

101.LAB	XBRL TAXONOMY EXTENSION LABEL LINKBASE(13)

101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE(13)

(1)	Incorporated by reference to the Registration Statement on Form SB-2 filed on October 25, 2006.
(2)	Incorporated by reference to the Current Report on Form 8-K filed on November 16, 2010.
(3)	Incorporated by reference to the Registration Statement on Form SB-2 filed on October 25, 2006.
(4)	Incorporated by reference to the Current Report on Form 8-K filed on November 8, 2010.
(5)	Incorporated by reference to the Current Report on Form 8-K filed on January 19, 2011
(6)	Incorporated by reference to the Current Report on Form 8-K filed on February 4, 2011.
(7)	Incorporated by reference to the Current Report on Form 8-K filed on June 7, 2011.
(8)	Incorporated by reference to the Current Report on Form 8-K filed on August 4, 2011.
(9)	Incorporated by reference to the Current Report on Form 8-K filed on October 31, 2011.
(10)	Incorporated by reference to the Current Report on Form 8-K filed on November 25, 2011.
(11)	Incorporated by reference to the Current Report on Form 8-K filed on April 2, 2012.
(12)	Incorporated by reference to the Current Report on Form 8-K filed on June 20, 2012
(13)	Filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on December 14, 2012 as well as our Quarterly Report on Form 10-Q, filed with the SEC on July 16, 2012.

Item 17.           Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

                    (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

                    Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

               (2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

               (3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

               (4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          If the registrant is relying on Rule 430B:

                    (i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          If the registrant is relying on Rule 430A:

                    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, New America Energy Corp. the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, NV, on July 24, 2012.

NEW AMERICA ENERGY CORP.

Date:	July 24, 2012	By:	/s/ Rick Walchuk
		Name:	Rick Walchuk
		Title:	President, Director (Principal Executive, Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by a majority of the board of directors and on the dates indicated.

Date:	July 24, 2012	By:	/s/ Rick Walchuk
		Name:	Rick Walchuk
		Title:	President, Director (Principal Executive, Financial and Accounting Officer)
Date:	July 24, 2012	By:	/s/ Alexandros Tsingos
		Name:	AlexandrosTsingos
		Title:	Secretary and Director

AUDITED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED
AUGUST 31, 2011

UNAUDITED INTERIM FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED
MAY 31, 2012

Page
Unaudited Financial Statements
Balance Sheets	F-13
Statements of Operations	F-14
Statements of Cash Flows	F-15
Notes to Financial Statements	F-16 to F-21

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
New America Energy Corp.
Las Vegas, Nevada

We have audited the accompanying balance sheets of New America Energy Corp. (an exploration stage company) as of August 31, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from May 8, 2006 (inception) to August 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New America Energy Corp. as of August 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended and for the period from May 8, 2006 (inception) to August 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited working capital, has not yet received revenue from sales of products or services, and has incurred losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC
Bingham Farms, Michigan
December 12, 2011

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
	August 31, 2011	August 31, 2010

ASSETS

Current Assets
Cash and equivalents	$19,992	$-
TOTAL ASSETS	$19,992	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$11,209	$842
Accounts payable – related parties	1,000	-
Loan payable - related parties	-	54,985
TOTAL LIABILITIES	12,209	55,827

Stockholders’ Equity (Deficit)
Common Stock, $.001 par value, 75,000,000 shares authorized
51,000,000 and 53,750,000 shares issued and outstanding at August 31, 2011 and August 31, 2010, respectively	51,000	53,750
Additional paid-in capital	747,827	(10,750)
Deficit accumulated during the exploration stage	(791,044)	(98,827)
Total stockholders’ equity (deficit)	7,783	(55,827)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$19,992	$-
See accompanying notes to the financial statements.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
Years Ended August 31, 2011 and 2010
Period from May 8, 2006 (Inception) to August 31, 2011

			Period from
	Year Ended		May 8, 2006
	August 31,		(Inception) to
	2011	2010	August 31, 2011

REVENUES	$-	$-	$-

EXPENSES:
Impairment of mineral properties	610,000	-	610,000
Mineral license fees	3,466	-	3,466
Professional fees	39,858	10,842	138,685
Management Fees	25,000	-	25,000
General and administration	13,893	-	13,893
Total expenses	692,217	10,842	791,044

NET LOSS	$(692,217)	$(10,842)	$(791,044)

NET LOSS PER SHARE	$(0.01)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	51,316,027	53,750,000
See accompanying notes to the financial statements.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
Period from May 8, 2006 (Inception) to August 31, 2011

				Deficit
			Additional	Accumulated
	Common Stock		Paid in	During the
	Shares	Amount	Capital	Exploration stage	Total
Issuance of common stock for cash @ $0.001	53,750,000	$2,150	$40,850	$-	$43,000
Net loss for the period ended August 31, 2006				(43,985)	(43,985)
Balance, August 31, 2006	53,750,000	2,150	40,850	(43,985)	(985)
Net loss for the period ended August 31, 2007				(25,000)	(25,000)
Balance, August 31, 2007	53,750,000	2,150	40,850	(68,985)	(25,985)
Net loss for the period ended August 31, 2008				(9,000)	(9,000)
Balance, August 31, 2008	53,750,000	2,150	40,850	(77,985)	(34,985)
Net loss for the period ended August 31, 2009				(10,000)	(10,000)
Balance, August 31, 2009	53,750,000	2,150	40,850	(87,985)	(44,985)
Net loss for the period ended August 31, 2010				(10,842)	(10,842)
Balance, August 31, 2010	53,750,000	2,150	40,850	(98,827)	(55,827)
Stock split		51,600	(51,600)		-
Issuance of common stock for cash @ $0.30	750,000	750	224,250		225,000
Issuance of common stock for option mineral properties	1,500,000	1,500	473,500		475,000
Cancellation of common stock	(5,000,000)	(5,000)	5,000		-
Related party loan forgiven			54,985		54,985
Accrued expenses forgiven			842		842
Net loss for the period ended August 31, 2011				(692,217)	(692,217)
Balance, August 31, 2011	51,000,000	$51,000	$747,827	$(791,044)	$7,783

See accompanying notes to the financial statements.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Years Ended August 31, 2011 and 2010
Period from May 8, 2006 (Inception) to August 31, 2011

			Period from
			May 8, 2006
	Year Ended		(Inception) to
	August 31,		August 31,
	2011	2010	2011
Cash Flows From Operating Activities
Net loss	$(692,217)	$(10,842)	$(791,044)
Impairment on mineral property	610,000	-	610,000
Accounts payable	12,209	842	13,051
Cash Flows Used by Operating Activities	(70,008)	(10,000)	(167,993)

Cash Flows From Investing Activities
Purchase of mineral property claims	(135,000)	-	(135,000)
Net Cash Used by Investing Activities	(135,000)	-	(135,000)

Cash Flows From Financing Activities
Proceeds from related parties	-	10,000	54,985
Proceeds from sales of common stock	225,000	-	268,000
Cash Flows Provided By Financing Activities	225,000	10,000	322,985

Net Increase In Cash	19,992	-	19,992
Cash, beginning of period	-	-	-
Cash, end of period	$19,992	$-	$19,992

Supplemental Cash Flow Information
Interest paid
Income taxes paid	$-	$-	$-
	$-	$-	$-

Supplemental non-cash financing activity:
Related party loan forgiven as additional paid in capital	$(54,985)	$-	$(54,985)
Accrued expense forgiven as additional paid in capital	(842)	-	(842)
Shares issued to acquire option on mineral property	475,000	-	475,000
	$419,173	-	$419,173
See accompanying notes to the financial statements.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

New America Energy Corp (formerly “Atheron, Inc.”) was incorporated in Nevada on May 8, 2006 as a development stage company, initially developing a technology for ethanol-methanol gasoline. The Company did not progress the development of this technology.

On November 5, 2010, we underwent a change of control and the Company’s newly appointed sole director and majority shareholder approved a name change to New America Energy Corp. and a twenty-five (25) new for one (1) old forward stock split of the Company’s issued and outstanding shares of common stock, such that its issued and outstanding shares of common stock increased from 2,150,000 to 53,750,000. This forward split did not affect the number of the Company’s authorized common shares, which remains at 75,000,000.

On November 16, 2010, the Nevada Secretary of State accepted for filing of the Certificate of Amendment to the Company’s Articles of Incorporation to change our name from Atheron Inc. to New America Energy Corp.

The forward stock split and name change has become effective with the Over-the-Counter Bulletin Board at the opening of trading on December 1, 2010 under the Company’s new symbol “NECA”. Our new CUSIP number is 641872 106.
The effect of the stock split has been recognized retroactively in the stockholders’ equity accounts as of May 8, 2006, the date of our inception, and in all shares and per share data in the financial statements.

On February 3, 2011 we entered into property acquisition agreements with First Liberty Power Corp. (“FLPC”), and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the “Uravan Property”.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement. Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims.

As a result of these agreements, the Company will be focused exclusively on the acquisition and development of mineral resource properties.

Exploration Stage Company

The Company is an Exploration Stage Company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") 915, Development Stage Entities. The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

New America Energy Corp’s financial instruments consist of cash and cash equivalents and a loan payable to a related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Mineral Properties Costs

Mineral exploration and development costs are accounted for using the successful efforts method of accounting.

Property acquisition costs - Mineral property acquisition costs are capitalized as mineral exploration properties. Upon achievement of all conditions necessary for reserves to be classified as proved, the associated acquisition costs are reclassified to prove properties

Exploration costs - Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred.

Impairment of Mineral Properties

Unproved mineral properties are assessed at each reporting period for impairment of value, and a loss is recognized at the time of the impairment by providing an impairment allowance. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value. Because the Company uses the successful efforts method, the Company assesses its properties individually for impairment, instead of on an aggregate pool of costs. Impairment of unproved properties is based on the facts and circumstances surrounding each lease and is recognized based on management’s evaluation. Management’s evaluation follows a two-step process where (1) recoverability of the carrying value of the asset is reviewed to determine if there is sufficient value recoverable to support the capitalized value at the report date; and, (2) If assets fail the recoverability test, impairment testing is conducted, including the evaluation of various criteria such as: prior history of successful operations; production currently in place and/or future projected cash flows (if any); reserve reports or evaluations from which management can prepare future cash flow analyses; the Company’s ability to monetize the asset(s) under evaluation; and, Management’s intent regarding future development.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
August 31, 2011

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – LIQUIDITY AND GOING CONCERN

We have negative working capital, and have incurred losses since inception, and have not yet generated revenues. As we are in the exploration stage with our recently acquired mineral claims we do not expect to generate revenues for some period of time, if ever.. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 3 – MINERAL PROPERTY RIGHTS

A)Uravan Agreement

On February 3, 2011 we entered into and closed property acquisition agreements with First Liberty Power Corp. (“FLPC”), and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the “Uravan Property”. Pursuant to the terms of the agreements, we agreed to provide the following payments and other consideration to the two parties:

To FLPC:

•
$10,000 on the execution of the agreement; $33,333 within 120 days of the execution of the agreement; $33,333 within 240 days of the execution of the agreement; and $33,334 within 360 days of the execution of the agreement;

•	500,000 shares of our common stock (already issued); and
•	A 0.5% net smelter royalty on all net revenue derived from production from the Uravan Property.

To GeoXplor:

•	$50,000 on February 28, 2011; $50,000 on May 31, 2011; $100,000 on the 1st year anniversary of the agreement;
•	$100,000 on the 2nd year anniversary of the agreement; $100,000 on the 3rd year anniversary of the agreement; and
•	$100,000 on the 4th year anniversary of the agreement;
•
500,000 shares of our common stock on execution of the agreement (already issued); 250,000 shares of our common stock on or before the date one year from the date of the agreement; 250,000 shares of our common stock on or before the date two years from the date of the agreement; and 250,000 shares of our common stock on or before the date three years from the date of the agreement; and

•	A 2.5% net smelter royalty on all net revenue derived from production from the Uravan Property.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2011

NOTE 3 – MINERAL PROPERTY RIGHTS (continued)

(A)	Uravan Agreement (continued)

Further cash payments of $33,333 due to FLPC on June 3, 2011 and the payment of $50,000 due to GeoXplor on May 31, 2011 pursuant to the Uravan Agreement were not paid as due. The parties to the agreement extended the payment due dates for 120 days from May 31, 2011.. Under the terms of the extension agreement, during the 120 extension period, GeoXplor has the right to solicit and accept offers by other parties on the property, in which case the Uravan Agreement will be terminated and neither FLPC nor the Company will have any further rights or interest in the Uravan property. Subsequent to fiscal year end the Company failed to make the payments required as of the extension date, the option agreement terminated and the Company lost all rights and interest in and to the Uravan claims.

    B)Clayton Valley Agreement

On May 31, 2011, entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. We agreed to provide the following payments and other consideration to GeoXplor:

●	$75,000 on May 31, 2011;
●	$100,000 on May 31, 2012;
●	$100,000 on May 31, 2013;
●	$100,000 on May 31, 2014;
●	500,000 shares of our common stock on execution of the agreement;
●	250,000 shares of our common stock on execution of the amended agreement;
●	500,000 shares of our common stock on or before the date one year from the date of the agreement;
●	500,000 shares of our common stock on or before the date two years from the date of the agreement;
●	500,000 shares of our common stock on or before the date three years from the date of the agreement; and
●	A 3.0% net smelter royalty on all net revenue derived from production from the Nye County Property.

We have also committed to a 4 year work program of no less than $1,000,000 with $100,000 to be spent in the first year, $200,000 during the second year, $300,000 during the third year and $400,000 during the fourth year.

If we are unable to make any of the share issuances or payments under the agreements with GeoXplor, the property rights would revert to GeoXplor.

During the quarter ended May 31, 2011, the Company made cash payments in the amount of $75,000 to GeoXplor, which amount was capitalized as option costs – mineral properties. At the close of the quarter ended May 31, 2011, the Company evaluated the recoverability of the amount paid for the option and determined to impair the amount in full, as the Company is currently in the prospecting phase, with no proven or probable reserves having yet been determined.

During the period ended August 31, 2011 the Company issued 500,000 shares of common stock to GeoXplor. The issuance of 500,000 shares of common stock was valued at the market value of the stock on the issuance date, or $175,000.
On the transaction date the Company capitalized the entire amount as option costs – mineral properties. At the close of the year ended August 31, 2011, the Company evaluated the recoverability of the amounts paid for the option and determined to impair the $175,000 in full, as the Company is currently in the prospecting phase, with no proven or probable reserves having yet been determined.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2011

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company had received loans totaling $46,985 for working capital from a shareholder and officer of the Company. The loans were unsecured, non-interest bearing and due upon demand. On November 5, 2010, the loans owed to a related party were forgiven and were recorded as additional paid-in-capital.

On November 1, 2010, the Company entered into a three-year consulting agreement with the Company’s sole director. Under the terms of the agreement, the consultant is paid $2,500 a month, payable on the 1st of each month, pursuant to the services to be rendered by the consultant. During the fiscal year ended August 31, 2011, the Company made cash payments of $25,000 to the consultant.

On December 23, 2010, the Company’s sole director cancelled and returned to treasury 5,000,000 post-split common shares.

During the fiscal year ended August 31, 2011, the Company’s sole director paid $1,000 for operating expenses on behalf of the Company. This amount remains outstanding as at August 31, 2011 and is reflected in the financial statements under accounts payable – related parties.

NOTE 5 – CAPITAL STOCK

On December 23, 2010, the Company’s sole director cancelled and returned to treasury 5,000,000 shares of common stock.

During the fiscal year period ended August 31, 2011, the Company issued shares of common stock as follows:

(1)	750,000 shares of common stock were issued pursuant to private placements at $0.30 per common share for gross proceeds of $225,000.
(2)
1,000,000 shares of common stock were issued pursuant to the mineral property assignment and acquisition agreement and mineral property option agreement. (See Note 3(a) – Mineral property rights – Van – Ur Agreement).

(3)
500,000 shares of common stock were issued pursuant to the mineral property assignment and acquisition agreement and mineral property option agreement. (See Note 3(b) – Mineral property rights – Clayton Valley Agreement).

NOTE 6 - SUBSEQUENT EVENTS

On September 30, 2011, the Company defaulted on the payments on the Uravan claims and pursuant to the terms of the agreement and the extension thereto, the option agreement terminated and the Company lost all rights and interest in and to the Uravan claims.

On October 27, 2011, the Company issued a total of 250,000 shares of common stock pursuant to the Clayton Valley Agreement disclosed under Note 3(b) – Mineral Property Rights above.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2011

NOTE 6 - SUBSEQUENT EVENTS (continued)

On November 22, 2011, the Company entered into a financing agreement with one non-US investor pursuant to which, the investor will make available of up to $1,000,000 by way of advances until November 22, 2012 (the “Completion Date”) in accordance with the terms of the financing agreement. The Completion Date may be extended for an additional term of up to twelve months at the option of the Company or the investor upon written notice on or before the Completion Date in accordance with the notice provisions of the Financing Agreement. The Company will issue, within ten (10) Banking Days following the date of the receipt by the Company of any advance under the Financing Agreement, common shares of the Company (each a “Share”) at the Share Price. Upon receipt of an advance from the investor under the terms of the Financing Agreement, the Company will issue to the investor that number of shares of the Company at a price equal 90% of the average of the closing price of the Company’s common stock, for the five (5) Banking Days immediately preceding the date of the advance.

The Company has drawn down the amount of $100,000 as at December 1, 2011 and will issue a total of 281,294 shares of common stock of the Company at a price of $0.3555 per share. The shares have not yet been issued.

UNAUDITED INTERIM FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED
MAY 31, 2012

Page
Unaudited Financial Statements
Balance Sheets	F-13
Statements of Operations	F-14
Statements of Cash Flows	F-15
Notes to Financial Statements	F-16 to F-21

NEW AMERICA ENERGY CORP.
(AN EXPLORATION COMPANY)
BALANCE SHEETS
As of May 31, 2012 and August 31, 2011

	May 31, 2012 (unaudited)	August 31, 2011

ASSETS

Current Assets
Cash and cash equivalents	$170,237	$19,992
TOTAL ASSETS	$170,237	$19,992

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$5,662	$11,209
Accounts payable – related parties	-	1,000
Short term loan	200,000	-
Total Liabilities	205,662	12,209

Stockholders’ Equity
Common Stock, $.001 par value, 75,000,000 shares authorized, 51,942,133 and 51,000,000 shares issued and outstanding as at May 31, 2012 and August 31, 2011 respectively	51,942	51,000
Additional paid-in capital	1,053,985	747,827
Deficit accumulated during the exploration stage	(1,141,352)	(791,044)
Total stockholders’ equity (deficit)	(35,425)	7,783

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$170,237	$19,992

See accompanying notes to the interim financial statements

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS (unaudited)
For the Three and Nine Months Ended May 31, 2012 and 2011
And the Period from May 8, 2006 (Inception) to May 31, 2012

					Period from
					May 8, 2006
	Three Months Ended		Nine Months Ended		(Inception) to
	May 31,		May 31,		May 31,
	2012	2011	2012	2011	2012

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES:
Impairment of mineral properties	-	75,000	75,000	435,000	685,000
Mineral license fees	-	-	-	-	3,466
Exploration expenses	-	-	104,823	-	104,823
Professional fees	18,653	9,938	66,669	32,073	205,365
Management fees	12,000	7,500	28,500	17,500	53,500
General and administration	22,010	983	54,616	2,150	68,498
Total operating expenses	52,663	93,421	329,608	486,723	1,120,652

Loss from operations	(52,663)	(93,421)	(329,608)	(486,723)	(1,120,652)
Interest expenses	(20,700)	-	(20,700)	-	(20,700)
NET LOSS	$(73,363)	$(93,421)	$(350,308)	$(486,723)	$(1,141,352)

NET LOSS PER SHARE	$(0.00)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	51,923,872	50,150,000	51,558,847	51,462,821

See accompanying notes to the interim financial statements

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS (unaudited)
For the Nine Months Ended May 31, 2012 and 2011
And the Period from May 8, 2006 (Inception) to May 31, 2012

			Period from
			May 8, 2006
	Nine Months Ended		(Inception) to
	May 31,		February 29,
	2012	2011	2012
Cash Flows From Operating Activities
Net loss	$(350,308)	$(486,723)	$(1,141,352)
Impairment on mineral property	75,000	435,000	685,000
Shares issued for consulting services	32,100	-	32,100
Accrued interest	700	-	700
Accounts payable	(7,247)	6,464	5,804
Cash Flows Used by Operating Activities	(249,755)	(45,259)	(417,748)

Cash Flows From Investing Activities
Purchase of mineral property claims	-	(135,000)	(135,000)
Net Cash Used by Investing Activities	-	(135,000)	(135,000)

Cash Flows From Financing Activities
Short term loan	200,000	-	200,000
Proceeds from related parties	-	-	54,985
Proceeds from sales of common stock	200,000	195,000	468,000
Cash Flows Provided By Financing Activities	400,000	195,000	722,985

Net Increase In Cash	150,245	14,741	170,237
Cash, beginning of period	19,992	-	-
Cash, end of period	$170,237	$14,741	$170,237

Supplemental Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Supplemental non-cash financing activity:
Related party loan forgiven as additional paid in capital	$-	$(54,985)	$(54,985)
Accrued expense forgiven as additional paid in capital	-	-	(842)
Shares issued for consulting services	32,100	-	32,100
Shares issued to acquire option on mineral property	75,000	300,000	550,000
	$107,100	245,015	$526,273

See accompanying notes to the interim financial statements

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2012

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

New America Energy Corp. (formerly “Atheron, Inc.”) was incorporated in Nevada on May 8, 2006 as a development stage company, initially developing a technology for ethanol-methanol gasoline. The Company did not progress the development of this technology.

On November 5, 2010, we underwent a change of control and the Company’s newly appointed sole director and majority shareholder approved a name change to New America Energy Corp. and a twenty-five (25) new for one (1) old forward stock split of the Company’s issued and outstanding shares of common stock, such that its issued and outstanding shares of common stock increased from 2,150,000 to 53,750,000. This forward split did not affect the number of the Company’s authorized common shares, which as of the date of these financial statements remains at 75,000,000.

On November 16, 2010, the Nevada Secretary of State accepted for filing of the Certificate of Amendment to the Company’s Articles of Incorporation to change our name from Atheron Inc. to New America Energy Corp.

The forward stock split and name change became effective with the Over-the-Counter Bulletin Board at the opening of trading on December 1, 2010 under the symbol “NECA”. Our CUSIP number is 641872 106.

The effect of the stock split has been recognized retroactively in the stockholders’ equity accounts as of May 8, 2006, the date of our inception, and in all shares and per share data in the financial statements.

On February 3, 2011 we entered into property acquisition agreements with First Liberty Power Corp., and GeoXplor Corp. whereby we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah called the Uravan Property. On May 31, 2011, we amended the agreement to extend the payment date for an additional 120 days. The Company did not pay the required option payments under the agreements and the property was lost on September 30, 2011.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently, on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims.

As a result of these agreements, the Company is focused exclusively on the acquisition and development of mineral resource properties.

Exploration Stage Company

The Company is an Exploration Stage Company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") 915, Development Stage Entities. The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2012

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents and short term loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Mineral Property Costs

Mineral exploration and development costs are accounted for using the successful efforts method of accounting.

Property acquisition costs - Mineral property acquisition costs are capitalized as mineral exploration properties and assessed quarterly for impairment of value as described below. Upon achievement of all conditions necessary for reserves to be classified as proven, associated acquisition costs which have been capitalized are reclassified to proven properties.

Exploration costs - Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred.

Impairment of Mineral Properties

Unproved mineral properties are assessed at each reporting period for impairment of value, and a loss is recognized at the time of the impairment by providing an impairment allowance. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value. Because the Company uses the successful efforts method, the Company assesses its properties individually for impairment, instead of on an aggregate pool of costs. Impairment of unproved properties is based on the facts and circumstances surrounding each lease and is recognized based on management’s evaluation. Management’s evaluation follows a two-step process where (1) recoverability of the carrying value of the asset is reviewed to determine if there is sufficient value recoverable to support the capitalized value at the report date; and, (2) If assets fail the recoverability test, impairment testing is conducted, including the evaluation of various criteria such as: prior history of successful operations; production currently in place and/or future projected cash flows (if any); reserve reports or evaluations from which management can prepare future cash flow analyses; the Company’s ability to monetize the asset(s) under evaluation; and, Management’s intent regarding future development.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2012

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – LIQUIDITY AND GOING CONCERN
We have negative working capital, and have incurred losses since inception, and have not yet generated revenues. As we are in the exploration stage with our recently acquired mineral claims we do not expect to generate revenues for some period of time, if ever. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing or attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 3 – MINERAL PROPERTY RIGHTS

A)Uravan Agreement
On February 3, 2011 we entered into and closed property acquisition agreements with First Liberty Power Corp., and GeoXplor Inc. Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the Uravan property. The Company failed to make the payments as required and as of September 30, 2011, the option agreement terminated and the Company lost all rights and interest in and to the Uravan property.

B)Clayton Valley Agreement
On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement; we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement which amended and replaced the original agreement. Subsequently on June 20, 2012, we entered into an amended property acquisition agreement which amended and replaced the May 31, 2011 agreement and the October 27, 2011 agreement. Under the amended agreement we amended and extended the terms for payments to GeoXplor Corp. in exchange for the issuance of additional shares:

●	$75,000 on May 31, 2011; (paid)
●	$25,000 on June 22, 2012; (paid)
●	$25,000 on March 4, 2013;
●	$150,000 on May 31, 2013;
●	$100,000 on May 31, 2014;
●	500,000 shares of our common stock on execution of the agreement; (previously issued)
●	250,000 shares of our common stock on execution of the amended agreement; (previously issued)
●	750,000 shares of our common stock on or before June 22, 2012 (issued);
●	500,000 shares of our common stock on or before the date two years from the Effective Date of the Original Agreement;
●	500,000 shares of our common stock on or before the date three years from the Effective Date of the Original Agreement; and
●	A 3.0% net value royalty on production of Lithium and other minerals from the Property measured by 3% of the gross proceeds less costs associated with production from the Property.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2012

NOTE 3 – MINERAL PROPERTY RIGHTS (continued)

B)Clayton Valley Agreement (continued)

We have also committed to a 4 year work program of no less than $1,000,000 with $100,000 to be spent in the first year, $200,000 during the second year, $300,000 during the third year and $400,000 during the fourth year.

If we are unable to make any of the share issuances or payments under the agreements with GeoXplor, the property rights would revert to GeoXplor.

On November 9, 2011, the Company issued 250,000 shares of common stock to GeoXplor on execution of the amended agreement. The issuance of 250,000 shares of common stock was valued at the market value of the stock on the issuance date, totaling $75,000. At November 30, 2011, the Company recorded the $75,000 as an impairment of mineral properties as no proven or probable reserves have yet been determined and the Company is currently in the prospecting phase, with no proven or probable reserves having yet been determined.

During the nine month period ended May 31, 2012, the Company paid $104,823 to GeoXplor in respect to the gravity survey on the property and recorded as this amount as an exploration expense.

NOTE 4 – COMMITMENT

On January 18, 2012, the Company entered into an agreement with Midsouth Capital Inc. (“Midsouth”), whereby Midsouth was to seek financing for the Company. Midsouth introduced the Company to Fairhills Capital. Midsouth will receive certain commissions for the financings with Fairhills Capital pursuant to an agreement whereby Midsouth is the Company’s non-exclusive financial advisor, investment banker and placement agent for the purpose of assisting the Company to raise capital. Pursuant to the Midsouth Agreement, the Company agreed to: (i) issuance of 80,000 shares of the Company’s common stock; (ii) a success fee of 10% of the amount for any capital raised; (iii) 150,000 restricted shares, with piggy back registration rights, of the Company’s common stock per $1,000,000 of capital raised for a period of two years.

Pursuant to our agreement with MidSouth we have issued Midsouth 80,000 shares of our common stock, and paid them a stock fee of 30,000 additional shares of our common stock and a cash fee of $20,000 based on 10% of the initial $200,000 funded by Fairhills.

The Company recorded the amount of $23,423 as professional fees based on the market value of the common stock on the date of execution of the Midsouth Agreement. The amount of $20,000 was recorded as interest expense due to financing costs.

NOTE 5 – RELATED PARTY TRANSACTIONS

On November 1, 2010, the Company entered into a three-year consulting agreement with one of the Company’s directors. Under the terms of the agreement, the consultant is paid $2,500 a month, payable on the 1st of each month, pursuant to the services to be rendered by the consultant. During the nine month period ended May 31, 2012, the Company made cash payments of $22,500 to the consultant.

On January 30, 2012, Mr. Alexandros Tsingos, was appointed a director and Secretary of the Company. During the period ended May 31, 2012, Mr. Tsingos invoiced the Company $8,000 which included $6,000 as management fees and $2,000 for expenses. The Company made cash payments to pay these amounts in full.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2012

NOTE 6 – FINANCING AGREEMENT

1.
On November 22, 2011, the Company entered into a financing agreement with one non-US investor pursuant to which, the investor will make available of up to $1,000,000 by way of advances until November 22, 2012 (the “Completion Date”) in accordance with the terms of the financing agreement. The Completion Date may be extended for an additional term of up to twelve months at the option of the Company or the investor upon written notice on or before the Completion Date in accordance with the notice provisions of the Financing Agreement. The Company will issue, within ten (10) Banking Days following the date of the receipt by the Company of any advance under the Financing Agreement, common shares of the Company (each a “Share”) at the Share Price. Upon receipt of an advance from the investor under the terms of the Financing Agreement, the Company will issue to the investor that number of shares of the Company at a price equal 90% of the average of the closing price of the Company’s common stock, for the five (5) Banking Days immediately preceding the date of the advance. As of the nine month period ended May 31, 2012, the Company has drawn down a total of $200,000 and issued a total of 582,133 shares of common stock to the investor.

2.
On March 28, 2012 we entered into an investment agreement (the “Investment Agreement”) with Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”). Pursuant to the terms of the Investment Agreement, Fairhills has committed to purchase up to Three Million Dollars ($3,000,000) of our common stock over a period of up to thirty-six (36) months.

On May 1, 2012, we entered into an amendment to the Investment Agreement (the “Amendment”). Pursuant to the Amendment, the purchase price of the shares shall be equal to a discount of Twenty-Five percent (25%) percent from the lowest volume weighted average price during the ten (10) trading days immediately prior to receipt by Fairhills of a put notice (as defined in the Investment Agreement. In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering Eighteen Million (18,000,000) shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

At an assumed purchase price under the Investment Agreement of $0.04595 (equal to 75% of the closing price of our common stock of $0.0612on May 25, 2012), we will be able to receive up to $436,525in gross proceeds, assuming the sale of the entire 9,500,000 Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.04595 under the Investment Agreement, we would be required to register 55,788,357 additional shares to obtain the balance of $2,563,475 under the Investment Agreement. We are currently authorized to issue 75,000,000 shares of our common stock; however our management intends to request that our shareholders approve an increase in our authorized capital stock. Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

At the time the transaction was negotiated between the parties. The price of the stock was substantially higher than the current trading price and based upon same we believed that we would be able to receive the full amount of the financing. However since such time the market value of our common stock has decreased and we do not believe that we will receive the full amount under the Investment Agreement unless there is an increase in the price of our common stock.

NEW AMERICA ENERGY CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2012

NOTE 6 – FINANCING AGREEMENT (continued)

On March 28, 2012, we entered into a debt instrument (the “Loan”) with Fairhills whereby Fairhills Capital provided us with a $200,000 loan which is due by September 28, 2012 and carries a 2% annual rate of interest. The note is not convertible into our common stock and we have agreed that we will not use the funds raised in the Fairhills financing to repay this note. The note was secured by 3,333,333 shares of our restricted common stock owned by our director and officer, Rick Walchuk. These shares shall be held in escrow by Fairhills Capital’s counsel and will be forfeited to Fairhills if we default on the note.
The Company paid $20,000 in financing fees in respect to the funds advanced by Fairhills (see Note 4 - Commitment).

NOTE 7 – CAPITAL STOCK

On November 9, 2011, the Company issued 250,000 shares of common stock pursuant to the mineral property assignment and acquisition agreement and the mineral property option agreement. (See Note 3(b) – Mineral property rights – Clayton Valley Agreement).

On December 1, 2011, the Company drew down$100,000 pursuant to the financing agreement described above in Note 6, and on December 22, 2011 the Company issued a total of 281,294 shares of common stock of the Company at a price of $0.3555 per share.

On December 15, 2011, the Company drew down $50,000 pursuant to the financing agreement described above in Note 6, and on February 3, 2012 the Company issued a total of 147,362 shares of common stock of the Company at a price of $0.377 per share.

On January 18, 2012, the Company issued 80,000 shares of common stock pursuant to the Midsouth Agreement. (See Note 4 – commitment).

On February 22, 2012, the Company drew down $50,000 and issued a total of 153,477 shares of common stock of the Company at a price of $0.377 per share.

On April 25, 2012, the Company issued 30,000 shares of common stock pursuant to the Midsouth Agreement. (See Note 4 – commitment).

NOTE 8 - SUBSEQUENT EVENTS

On June 20, 2012, the Company paid $25,000 in cash and on June 22, 2012 the Company issued 750,000 shares of common stock of the Company to GeoXplor pursuant to the amended purchase agreement. (See Note 3(b) – Mineral property rights – Clayton Valley Agreement).

On July 5, 2012, we entered into a second amendment of the investment agreement with Fairhills Capital solely to change the wording of Section 7.7 of the Investment Agreement: to read “unless the SEC's concerns have been addressed and Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action”. The amendment did not have any other implications to the agreement with Fairhills Capital described above under Note 6(2) – Financing Agreement.